UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☐	Soliciting Material Pursuant to §240.14a-12

CVR Energy, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 27, 2018
To the Stockholders of CVR Energy, Inc.:
You are cordially invited to attend the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of CVR Energy, Inc., on June 13, 2018 at 10:00 a.m. (Central Time) at 2245 Texas Drive, Suite 300, Sugar Land, Texas 77479.
At the Annual Meeting, we will ask you to (1) elect seven directors, (2) ratify the appointment of Grant Thornton LLP, an independent registered public accounting firm, as our independent auditors for the fiscal year ending December 31, 2018, (3) consider an advisory vote on the compensation of our named executive officers (“Say-on-Pay”), and (4) take action upon any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.
We have elected to take advantage of the rules of the U.S. Securities and Exchange Commission that allow us to furnish our proxy materials over the Internet. As a result, we are mailing a Notice of Internet Availability of Proxy Materials (the “Notice”), rather than a full paper set of the proxy materials, unless you previously requested to receive printed copies. The Notice contains details regarding the date, time and location of the meeting and the business to be conducted, as well as instructions on how to access our proxy materials on the Internet and instructions on how to obtain a paper copy of the proxy materials. This process will substantially reduce the costs associated with printing and distributing our proxy materials.
Whether or not you are able to attend, it is important that your shares be represented at the meeting. You can vote your proxy by telephone by following the instructions on the Notice. Alternatively, you may complete, sign, date and return the proxy card included in our proxy materials at your earliest convenience. If you hold your shares through a broker, bank or other nominee, please complete and return the voting instruction form that you receive from them or follow the telephone voting instructions provided on the form. If you attend the meeting in person, you may revoke your proxy, if you wish, and vote personally.
As the representation of stockholders at the meeting is very important, we thank you in advance for your participation.

Sincerely yours,
David L. Lamp
President and Chief Executive Officer

CVR ENERGY, INC.
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
(281) 207-3200
www.cvrenergy.com
NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS
NOTICE IS HEREBY GIVEN that the 2018 Annual Meeting (the “Annual Meeting”) of Stockholders of CVR Energy, Inc. (“CVR Energy”) will be held on June 13, 2018 at 10:00 a.m. (Central Time), at 2245 Texas Drive, Suite 300, Sugar Land, Texas 77479, to consider and vote upon the following matters:
1.Election of seven directors, each to serve a one-year term expiring upon the 2019 Annual Meeting of Stockholders or until his successor has been duly elected and qualified;
2.A proposal to ratify the Audit Committee’s selection of Grant Thornton LLP as CVR Energy’s independent registered public accounting firm for the fiscal year ending December 31, 2018;
3.A non-binding proposal to approve, on an advisory basis, the compensation of CVR Energy’s named executive officers (“Say-on-Pay”); and
4.Transaction of such other business as may properly come before the meeting or any adjournments or postponements thereof.
Only stockholders of record as of the close of business on April 17, 2018 will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. A list of stockholders entitled to vote at the meeting will be available for inspection during normal business hours beginning June 1, 2018 at CVR Energy’s offices at 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479. You can vote your proxy by telephone by following the instructions on the Notice of Internet Availability of Proxy Materials (the “Notice”). Alternatively, you may complete, sign, date and return the proxy card included in our proxy materials at your earliest convenience. If you hold your shares through a broker, bank or other nominee, please complete and return the voting instruction form that you receive from them or follow the telephone voting instructions provided on the form. If you attend the meeting in person, you may revoke your proxy, if you wish, and vote personally.
YOUR VOTE IS VERY IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, WE REQUEST THAT YOU READ THE PROXY STATEMENT AND VOTE EITHER (I) BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS PROVIDED ON THE NOTICE OR (II) BY SIGNING, DATING AND RETURNING THE PROXY CARD INCLUDED IN OUR PROXY MATERIALS. IF YOU HOLD YOUR SHARES THROUGH A BROKER, BANK OR OTHER NOMINEE, PLEASE COMPLETE AND RETURN THE VOTING INSTRUCTION FORM THAT YOU RECEIVE FROM THEM OR FOLLOW THE TELEPHONE VOTING INSTRUCTIONS PROVIDED ON THE FORM.
IMPORTANT INFORMATION REGARDING THE AVAILABILITY OF PROXY MATERIALS
Our Proxy Statement and the CVR Energy 2017 Annual Report (our “Annual Report”), which includes our Annual Report on Form 10-K for the year ended December 31, 2017 and financial statements, are available at http://annualreport.cvrenergy.com.
By Order of the Board of Directors,
John R. Walter
Executive Vice President, General Counsel and Secretary
Sugar Land, Texas
April 27, 2018
If you vote by telephone, you do not need to return your proxy card.

PROXY STATEMENT FOR CVR ENERGY, INC.
2018 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Why has CVR Energy prepared this proxy statement?
We have prepared this proxy statement (“Proxy Statement”) in connection with the solicitation by the Board of Directors (“Board”) of CVR Energy, Inc. (“CVR Energy,” the “Company,” “we,” “us” or “our”) of proxies to be voted at our 2018 Annual Meeting of Stockholders and at any adjournment or postponement thereof (“Annual Meeting”).
This Proxy Statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.
The Notice of Internet Availability of Proxy Materials (the “Notice”) is being mailed starting April 27, 2018.
What matters will be voted on at the Annual Meeting?
There are three matters scheduled to be voted on at the Annual Meeting:

•	the election of seven directors;

•
a proposal to ratify the selection by the Audit Committee of Grant Thornton LLP (“Grant Thornton”) as CVR Energy’s independent registered public accounting firm for 2018, which we refer to as the “auditor ratification proposal”; and

•	a non-binding proposal to approve, on an advisory basis, the compensation of CVR Energy’s named executive officers (“Say-on-Pay”), which we refer to as the “Say-on-Pay proposal”.
What is our Board’s voting recommendation?
Our Board recommends that you vote your shares:

•	“FOR” the election of each of the Board’s seven director nominees;

•	“FOR” the auditor ratification proposal; and

•	“FOR” the Say-on-Pay proposal.
Who is entitled to vote at the Annual Meeting?
Holders of CVR Energy common stock at the close of business on April 17, 2018 (the “Record Date”) are entitled to receive the Notice and to vote their shares at the Annual Meeting. On that date, there were 86,831,050 shares of CVR Energy common stock outstanding. CVR Energy common stock is our only class of voting stock issued and outstanding.
How many votes do I have?
You will have one vote for every share of CVR Energy common stock that you owned at the close of business on the Record Date.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
If your shares are registered directly in your name with CVR Energy’s transfer agent, American Stock Transfer & Trust Company, you are considered the “stockholder of record” with respect to those shares. The Notice has been sent directly to you.
If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” with respect to those shares. These shares are sometimes referred to as being held “in street name.” The Notice has been forwarded to you by your broker, bank or other holder of record who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by using the voting instruction form included in the mailing or by following the instructions on the form for voting by telephone.

How do I vote in accordance with the Board’s recommendations?
You may vote using any of the following methods:
By telephone
Telephone voting has been provided for your convenience. Simply follow the instructions on the Notice. If you are a beneficial owner of shares, follow the instructions provided by your broker, bank or other nominee.
By mail
Be sure to complete, sign and date the proxy card and return it in accordance with the instructions included in our proxy materials. If you are a beneficial owner of shares, follow the instructions provided by your broker, bank or other nominee. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by our Board.
Whether or not you plan to attend the Annual Meeting, we urge you to vote. Returning the proxy card or voting by telephone will not affect your right to attend the Annual Meeting and vote in person.
In person at the Annual Meeting
All stockholders may vote in person by ballot at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares but not the record holder, you must obtain a legal proxy from your broker, bank or other nominee and present that legal proxy to the inspectors of election with your ballot to be able to vote at the Annual Meeting.
What can I do if I change my mind after I vote?
If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•	written notice of revocation to the Company’s Secretary at CVR Energy, Inc., 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479;

•	timely delivery of a valid, later-dated proxy or a later-dated vote by telephone; or

•	attending the Annual Meeting and voting in person by ballot.
If you are a beneficial owner of shares but not the record holder, you may submit new voting instructions by contacting your broker, bank or other nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the question “How do I vote in accordance with the Board’s recommendations?” above. All shares that have been properly voted and not revoked will be voted at the Annual Meeting.
How can I attend the Annual Meeting?
You are entitled to attend the Annual Meeting only if you were a stockholder of record as of the Record Date (April 17, 2018) or you hold a valid proxy for the Annual Meeting as described in the previous questions. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. You should be prepared to present photo identification for admittance. If you are not a stockholder of record but hold shares as a beneficial owner, you should provide proof of beneficial ownership as of the Record Date (April 17, 2018), such as your most recent account statement prior to the Record Date (April 17, 2018), a copy of the voting instruction form provided by your broker, bank or other nominee, or other similar evidence of ownership. You may contact us via the Internet or by telephone at (281) 207-3200 to obtain directions to vote in person at the Annual Meeting.
What votes need to be present to hold the Annual Meeting?
Under our Amended and Restated By-Laws, the presence, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock issued and outstanding on the Record Date (April 17, 2018) entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining whether a quorum exists. Although not expected, if a quorum is not present or represented, we may adjourn and reschedule the Annual Meeting, without notice other than announcement at the Annual Meeting, until a quorum is present or represented.
What vote is required to approve each proposal?

Proposal 1: Elect Seven Directors
The affirmative vote of a plurality of the votes present in person or by proxy and entitled to vote at the Annual Meeting is required to elect directors (meaning that the seven nominees for director who receive the most votes "FOR" their election will be elected).

Proposal 2: Ratify Selection of Independent Auditors
The affirmative vote of a majority of the votes present in person or by proxy and entitled to vote at the Annual Meeting is required for the proposal to ratify the selection of Grant Thornton as CVR Energy’s independent registered public accounting firm for 2018 to be approved.

Proposal 3: Non-binding, Advisory Vote on Named Executive Officer Compensation (“Say-on-Pay”)
The affirmative vote of a majority of the votes present in person or by proxy and entitled to vote at the Annual Meeting is required to approve the Say-on-Pay proposal. However, the vote is non-binding and CVR Energy will not be required to take any action as a result of the outcome of the vote.

How are votes counted?
In the election of directors, your vote may be cast “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. If you withhold your vote with respect to any nominee, your vote will have no effect on the election of such nominee. For all other proposals, your vote may be cast “FOR” or “AGAINST” or you may “ABSTAIN.” If you “ABSTAIN” from voting with respect to any of these proposals, it has the same effect as a vote “AGAINST” the proposal. If you sign your voting instruction form with no further instructions and you are a stockholder of record, then your shares will be voted in accordance with the recommendations of our Board. If you sign your voting instruction form with no further instructions and you are a beneficial owner, then please see the response to the question immediately below for a description of how your shares will be voted.
What is the effect of broker non-votes?
A broker “non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Under current New York Stock Exchange (the “NYSE”) rules, a broker, bank or other nominee may exercise discretionary voting power for the ratification of the selection of Grant Thornton and, therefore, no broker non-votes are expected for this proposal. However, your broker, bank or other nominee will not be permitted to exercise discretion to vote your shares for the election of directors or the Say-on-Pay proposal. Directors are elected by a plurality vote and, therefore, shares subject to a broker non-vote with respect to the election of directors will have no effect on the election of nominees. Shares subject to a broker non-vote with respect to the Say-on-Pay proposal will be considered to be entitled to vote at the Annual Meeting and, therefore, will have the effect of a vote “AGAINST” these proposals. Therefore, if you are a beneficial owner and do not provide your broker, bank or other nominee with voting instructions with respect to the Say-on-Pay proposal, then your shares will be counted as votes “AGAINST” those matters.
Who will pay the costs of soliciting these proxies?
We will bear all costs of solicitation. Upon request, we will reimburse brokers, banks and other nominees for the expenses they incur in forwarding the proxy materials to you.
Is this Proxy Statement the only way that proxies are being solicited?
No. In addition to our mailing the Notice, members of our Board, executive officers and certain employees may solicit proxies by telephone, by fax or other electronic means of communication (through electronic mail and the Company’s webpage), or in person. They will not receive any compensation for their solicitation activities in addition to their regular compensation. We have not engaged an outside solicitation firm in connection with the solicitation of proxies at this year’s Annual Meeting.
Where can I find the voting results?
We will publish voting results in a current report on Form 8-K that we will file with the Securities and Exchange Commission (“SEC”) within four business days following the Annual Meeting. If on the date of this filing the inspector of election for the Annual Meeting has not certified the voting results as final, we will note in the filing that the results are preliminary and publish the final results in a subsequent amended Form 8-K filing within four business days after the final voting results are known.
Can a stockholder communicate directly with our Board?
Stockholders and other interested parties may communicate with members of our Board by writing to:
CVR Energy, Inc.
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
Attention: Executive Vice President, General Counsel and Secretary
Stockholders and other interested parties may also send an e-mail to CVR Energy’s Executive Vice President, General Counsel and Secretary at jwalter@cvrenergy.com. Our General Counsel will forward all appropriate communications directly to our Board or to any individual director or directors, depending upon the facts and circumstances outlined in the communication.
Why did I receive only one Notice when there are several stockholders at my address?
If you and other residents at your mailing address own shares in street name, your broker, bank or other nominee may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker, bank or nominee. This practice is called “householding.” If you did not respond that you did not want to participate in householding, you are deemed to have consented to that process. If these procedures apply to you, your broker, bank or other nominee will have sent one copy of the Notice and, if applicable, our Annual Report and Proxy Statement to your address. You may revoke your consent to householding at any time by contacting your broker, bank or other nominee.
If you did not receive an individual copy of the Notice or our 2017 Annual Report (our “Annual Report”) or Proxy Statement, we will send copies to you if you contact us at 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479, (281) 207-3200, Attention: Executive Vice President, General Counsel and Secretary. If you and other residents at your address have been receiving multiple copies of the Notice or, if applicable, our Annual Report and Proxy Statement, and desire to receive only a single copy of these materials, you may contact your broker, bank or other nominee or contact us at the above address or telephone number.
Whom should I call if I have any questions?
If you have any questions about the Annual Meeting or your ownership of CVR Energy common stock, please contact our transfer agent at:

American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, NY 11219
Telephone: (800) 937-5449
Website Address: www.astfinancial.com

INFORMATION ABOUT THE ANNUAL REPORT
Will I receive a copy of the Annual Report?
Unless you have previously requested a printed copy of the Annual Report or request a printed copy via the methods set forth herein, we will not be mailing you the Annual Report, and you should access it electronically pursuant to the instructions set forth herein.
How can I receive a copy of our Annual Report on Form 10-K for the year ended December 31, 2017 (“2017 Form 10-K”)?
You can obtain, free of charge, a copy of the 2017 Form 10-K, by:
•accessing the Internet site at http://annualreport.cvrenergy.com; or
•writing to:
CVR Energy, Inc.
Attention: Investor Contacts
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
You can also obtain a copy of our 2017 Form 10-K and other periodic filings with the SEC from the SEC’s Electronic Data Gathering, Analysis, and Retrieval (“EDGAR”) database at www.sec.gov.

PROPOSAL 1
ELECTION OF DIRECTORS
Nominees for Election as Directors
Our Board has nominated seven people for election as directors at the Annual Meeting. Director Carl C. Icahn is not standing for reelection. Effective as of the date of our Annual Meeting, the size of our Board will be reduced from eight to seven. Each of the nominees currently is a director of our Company. If our stockholders elect these directors, then the directors will hold office until the next annual meeting of stockholders, or until their successors have been elected and qualified. Each of the Board’s nominees has consented to be named in this Proxy Statement and has agreed to serve if elected. If for some reason any of the Board’s nominees are unable to serve or for good cause will not serve if elected, the persons named as proxies may vote for a substitute nominee recommended by the Board and, if you are a stockholder of record, unless you indicate otherwise on the proxy card, your shares will be voted in favor of the Board’s remaining nominees.
A Board consisting of seven directors is proposed to be elected. The seven nominees of the Board are Bob G. Alexander, SungHwan Cho, Jonathan Frates, David L. Lamp, Stephen Mongillo, Louis J. Pastor and James M. Strock. Biographical information regarding these seven director nominees is included beginning on page 9 of this Proxy Statement. Messrs. Alexander, Cho, Mongillo and Strock were appointed to the Board in May 2012. Mr. Frates was appointed in March 2016 and Mr. Pastor was appointed in August 2017. Mr. Lamp was appointed and has served on the Board since January 2018.
We believe each of the Board’s nominees meets the qualifications established by the Board for service on our Board and has professional experience in areas that are extremely relevant to our strategy and operations. We also believe the Board’s nominees have attributes necessary to create a cohesive and effective Board, including high personal and professional ethics, integrity and values, vision and long-term strategic perspective, experience in our industry, practical judgment, the ability to devote significant time to serve on our Board and its committees, and a commitment to representing the long-term interests of all of our stockholders.
The Board recommends that our stockholders vote FOR the election of the seven nominees listed above. The recommendation of the Board is based on its carefully considered judgment that the skills, experience, backgrounds and attributes of the Board’s nominees make them the best candidates to serve on our Board.
Vote Required and Recommendation of Board
The affirmative vote of a plurality of the votes present in person or by proxy and entitled to vote at the Annual Meeting is required to elect directors (meaning that the seven director nominees receiving the greatest number of votes duly cast for election as directors will be elected).
OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF ALL SEVEN OF THE BOARD’S NOMINEES.

PROPOSAL 2
RATIFICATION OF THE AUDIT COMMITTEE’S
SELECTION OF GRANT THORNTON LLP
The Audit Committee has selected Grant Thornton as our independent registered public accounting firm for fiscal year 2018. Our Board requests stockholders to ratify such selection.
Grant Thornton will:
•audit our consolidated financial statements and internal control over financial reporting;
•review certain reports we will file with the SEC;
•provide you and our Board with certain reports; and
•provide such other services as the Audit Committee and its chairman from time to time determine.
Grant Thornton served as our independent registered public accounting firm for 2017, performing professional services for us. We expect representatives of Grant Thornton to attend the Annual Meeting. We will allow them to make a statement if they desire and to respond to appropriate questions.
The Audit Committee is responsible for selecting the Company’s independent registered public accounting firm for 2018. Accordingly, stockholder approval is not required to appoint Grant Thornton as the Company’s independent registered public accounting firm. However, the Board believes that the submission of the Audit Committee’s selection to the stockholders for ratification is a matter of good corporate governance. If the Company’s stockholders do not ratify the selection of Grant Thornton as the Company’s independent registered public accounting firm, the Audit Committee will review its future selection of an independent registered public accounting firm. The Audit Committee may retain another independent registered public accounting firm at any time during the year if it concludes that such change would be in your best interest.
Vote Required and Recommendation of Board
The affirmative vote of a majority of the votes present in person or by proxy and entitled to vote at the Annual Meeting is required for the proposal to ratify the selection of Grant Thornton as CVR Energy’s independent registered public accounting firm for 2018 to be approved.
OUR BOARD UNANIMOUSLY RECOMMENDS THAT
YOU VOTE “FOR” THE RATIFICATION OF
THE AUDIT COMMITTEE’S SELECTION OF GRANT THORNTON.

PROPOSAL 3
NON-BINDING, ADVISORY VOTE ON COMPENSATION OF THE NAMED EXECUTIVE OFFICERS
(“Say-on-Pay”)
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (known as the “Dodd-Frank Act”) added provisions to Section 14A of the Securities and Exchange Act of 1934 (as amended, the “Exchange Act”) to provide that a public company’s proxy statement in connection with the annual meeting of stockholders must, at least once every three years, allow stockholders to cast a non-binding, advisory vote regarding the compensation of the company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.
In accordance with the Dodd-Frank Act and rules adopted by the SEC required thereunder, at the Annual Meeting, we are providing stockholders with an opportunity to cast an advisory vote on our compensation program for our named executive officers. This vote is referred to as a “Say-on-Pay” vote. Further, based on the results of the advisory vote on the frequency of future say-on-pay votes at our 2017 Annual Meeting of stockholders, we intend to provide our stockholders with an annual, non-binding advisory say-on-pay vote on executive compensation until the next required non-binding advisory vote on the frequency of future advisory say-on-pay votes as required by the rules of the SEC.
As described in the Compensation Discussion and Analysis section of this Proxy Statement and the compensation tables and narrative discussions that follow, our executive compensation program is based on our pay-for-performance philosophy and is designed with the following goals in mind: (1) aligning named executive officer and stockholder interests, (2) attracting and retaining quality leadership and (3) supporting a pay-for-performance philosophy. In excess of 85% of our outstanding shares voted to approve our Say-on-Pay proposal related to compensation for the 2016 fiscal year. For additional information on the compensation program for our named executive officers, including specific information about compensation in fiscal year 2017, please read the Compensation Discussion and Analysis section of this Proxy Statement, along with the subsequent tables and narrative descriptions, beginning on page 21 of this Proxy Statement.
The Board recommends that stockholders vote in favor of the following resolution:
“RESOLVED, the stockholders hereby approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion included in this Proxy Statement.”
Because the vote is advisory, it will not be binding upon the Board or the compensation committee and the Company will not be required to take any action as a result of the outcome of the vote. However, our Board and compensation committee value the opinions of our stockholders and, to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, our Board and compensation committee will consider the stockholders’ concerns and evaluate whether any actions are necessary to address those concerns.
Vote Required and Recommendation of the Board
The affirmative vote of a majority of the votes present in person or by proxy and entitled to vote at the Annual Meeting is required for the Say-on-Pay proposal to be approved.
OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, ON AN ADVISORY, NON-BINDING BASIS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO ITEM 402 OF REGULATION S-K, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND NARRATIVE DISCUSSION.

NOMINEES TO OUR BOARD
The table below sets forth the names and ages (as of April 17, 2018) of each of the nominees for our Board (each of whom is an existing director), and the year they first joined our Board. Carl C. Icahn, who currently is a director and the chairman of the Board, is not standing for reelection. Following the Annual Meeting, SungHwan Cho will assume the role of chairman of the Board.

Name	Age	Position	Joined Board
Bob G. Alexander	84	Director	5/12
SungHwan Cho	44	Director	5/12
Jonathan Frates	35	Director	3/16
David L. Lamp	60	President, Chief Executive Officer and Director	1/18
Stephen Mongillo	56	Director	5/12
Louis J. Pastor	33	Director	8/17
James M. Strock	61	Director	5/12

Principal Occupations and Qualifications
The Board has concluded that each of the directors who have been nominated to serve is qualified to serve as a director due to the value of his experiences, qualifications, attributes and skills as noted below:
Bob G. Alexander has served as a director since May 2012. Mr. Alexander has served as a director of TransAtlantic Petroleum Corp., an international exploration and production company doing business in Turkey, Poland, Bulgaria and Romania, since June 2010, and Seventy Seven Energy Inc., a diversified oilfield services company, since June 2014. Mr. Alexander previously served on the board of directors of Chesapeake Energy Corporation, an oil and gas exploration and production company, from June 2012 until June 2014. Mr. Alexander, a founder of Alexander Energy Corporation, served as Chairman of the Board, President and Chief Executive Officer of Alexander Energy from 1980 to 1996. Alexander Energy merged with National Energy Group, Inc., an oil and gas property management company, in 1996 and Mr. Alexander served as President and Chief Executive Officer from 1998 to 2006. National Energy Group was previously indirectly controlled by Carl C. Icahn. From 1976 to 1980, Mr. Alexander served as Vice President and General Manager of the Northern Division of Reserve Oil, Inc. and President of Basin Drilling Corporation, both subsidiaries of Reserve Oil and Gas Company of Denver, Colorado. Mr. Alexander also served on the board of Quest Resource Corporation from June to August 2008. Mr. Alexander has served on numerous committees with the Independent Petroleum Association of America, the Oklahoma Independent Petroleum Association and the State of Oklahoma Energy Commission. Mr. Alexander received a Bachelor of Science degree in Geological Engineering from the University of Oklahoma. Based upon Mr. Alexander’s experience in the oil and gas services industry, as well as his experience serving as a director of other public companies, we believe that Mr. Alexander has the requisite set of skills to serve as a Board member.
SungHwan Cho has served as Chief Financial Officer of Icahn Enterprises L.P. (“IEP”), a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, mining, real estate and home fashion, since March 2012. Prior to that time, he was Senior Vice President and previously Portfolio Company Associate at IEP since October 2006. Mr. Cho has been a director of: Hertz Global Holdings, Inc., a company engaged in the car rental business, since May 2017; Ferrous Resources Limited, an iron ore mining company with operations in Brazil, since June 2015; CVR Refining, LP (“CVR Refining”), since January 2013; IEP, since September 2012; CVR Energy, since May 2012; and American Railcar Industries, Inc., a railcar manufacturing company, since June 2011 (and has been Chairman of the Board of American Railcar Industries since July 2014). In addition, Mr. Cho serves as a director of certain wholly-owned subsidiaries of IEP, including: Federal-Mogul Holdings LLC (formerly known as Federal-Mogul Holdings Corporation), a supplier of automotive powertrain and safety components; Icahn Automotive Group LLC, an automotive parts installer, retailer and distributor; PSC Metals Inc., a metal recycling company; and WestPoint Home LLC, a home textiles manufacturer. Mr. Cho was previously: a member of the Executive Committee of American Railcar Leasing LLC, a lessor and seller of specialized railroad tank and covered hopper railcars, from September 2013 to June 2017; a director of CVR Partners, LP (“CVR Partners”), from May 2012 to April 2017; a director of Viskase Companies, Inc., a meat casing company, from November 2006 to April 2017; and a director of Take-Two Interactive Software Inc., a publisher of interactive entertainment products, from April 2010 to November 2013. Ferrous Resources Limited, CVR Refining, Icahn Enterprises, CVR Energy, CVR Partners, Federal-Mogul, Icahn Automotive, American Railcar Industries, WestPoint Home, PSC Metals and Viskase Companies each are indirectly controlled by Carl C. Icahn, and American Railcar Leasing was previously indirectly controlled by Mr. Icahn. Mr. Icahn also has or previously had a non-controlling interest in each of Hertz Global Holdings and Take-Two Interactive Software through the ownership of securities. Mr. Cho received a B.S. in Computer Science from Stanford University and an MBA from New York University, Stern School of Business. Based upon Mr. Cho’s deep understanding of finance and risk obtained from his past experience, including his position as an investment banker at Salomon Smith Barney, we believe that Mr. Cho has the requisite set of skills to serve as a member of our Board.
Jonathan Frates has been a Portfolio Company Associate at IEP since November 2015. Prior to joining Icahn Enterprises, Mr. Frates served as a Senior Business Analyst at First Acceptance Corp. and as an Associate at its holding company, Diamond A Ford Corp. Mr. Frates began his career as an Investment Banking Analyst at Wachovia Securities LLC. Mr. Frates has served as a director of: Ferrous Resources Limited, an iron ore mining company with operations in Brazil, since December 2016; CVR Partners, since April 2016; American Railcar Industries, Inc., a railcar manufacturing company, since March 2016; Viskase Companies, Inc., a meat casing company, since March 2016; CVR Energy, since March 2016; and CVR Refining, since March 2016. Ferrous Resources, American Railcar Industries, Viskase Companies, CVR Energy, CVR Refining and CVR Partners are each indirectly controlled by Carl C. Icahn. Mr. Frates received a BBA from Southern Methodist University and an MBA from Columbia Business School. Based upon Mr. Frates’ strong financial background and experience as an analyst, we believe that Mr. Frates has the requisite set of skills to serve as a member of our Board.
David L. Lamp serves as President, Chief Executive Officer and a Director of CVR Energy, as well as President, Chief Executive Officer and a Director of the general partner of CVR Refining and Executive Chairman and a Director of the general partner of CVR Partners. Mr. Lamp joined the company in December 2017, and joined our boards in January 2018. Mr. Lamp previously served as President and Chief Operating Officer for Western Refining Inc. from July 2016 to June 2017. He previously served as Chief Executive Officer and President and a director of Northern Tier Energy Corporation from March 2014 until July 2016. Prior to Northern Tier, Mr. Lamp served as Chief Operating Officer and Executive Vice President of HollyFrontier Corporation. In 2011, Holly and Frontier completed a merger of equals and changed their name to HollyFrontier Corporation. Mr. Lamp joined Holly in January 2004 as Vice President, Refinery Operations and was responsible for all aspects of its refining operations. In November 2005, he was named Executive Vice President, Refining and Marketing, adding the additional responsibilities of its crude, light products marketing and asphalt businesses. Mr. Lamp was named President of Holly in November 2007. Mr. Lamp has more than 37 years of technical, commercial and operational experience in the refining and chemical industries. Prior to joining Holly, Mr. Lamp was the Vice President and General Manager of El Paso Energy’s Aruba refining complex. Earlier in his career he served as Director of Operations for KOSA, a polyester production joint venture between Koch Industries and Saba, where he oversaw KOSA’s 15 chemical and fiber plants in the U.S., Canada, Mexico and Europe. Prior to joining KOSA, Mr. Lamp had a long and distinguished career with Koch Industries, spanning more than 20 years. Mr. Lamp rose through various positions of increasing authority, ultimately becoming Executive Vice President-Refining and Chemical Operations where he had responsibility for all operating aspects of Koch’s 500,000 barrels-per-day of crude refining capacity and all of Koch’s chemical plants. Mr. Lamp obtained a Bachelor of Science in Chemical Engineering from Michigan State University. Mr. Lamp’s extensive knowledge and experience in the refining and chemical industries, as well as his significant background serving in key leadership roles at public and private companies make him well qualified to serve as a Board member.
Stephen Mongillo has served as a director since May 2012. Mr. Mongillo is a private investor. From 2009 to 2011, Mr. Mongillo served as a director of American Railcar Industries, Inc. From January 2008 to January 2011, Mr. Mongillo served as a managing director of Icahn Capital LP, the entity through which Mr. Carl Icahn managed third-party investment funds. From March 2009 to January 2011, Mr. Mongillo served as a director of WestPoint International Inc. Prior to joining Icahn Capital, Mr. Mongillo worked at Bear Stearns for 10 years, most recently as a senior managing director overseeing the leveraged finance group’s efforts in the healthcare, real estate, gaming, lodging, leisure, restaurant and education sectors. American Railcar Industries and WestPoint International are each, directly or indirectly, controlled by Carl C. Icahn. Mr. Mongillo received a B.A. from Trinity College and an M.B.A from the Amos Tuck School of Business Administration at Dartmouth College. Based upon Mr. Mongillo’s over 25 years of experience in the financial industry and his strong understanding of the complex business and financial issues encountered by large complex companies, we believe that Mr. Mongillo has the requisite set of skills to serve as a Board member.
Louis J. Pastor has been Deputy General Counsel of IEP since 2015. From 2013 to 2015, Mr. Pastor was Assistant General Counsel of Icahn Enterprises. Prior to joining Icahn Enterprises, Mr. Pastor was an Associate at Simpson Thacher & Bartlett LLP, where he advised corporate, private equity and investment banking clients on a wide array of corporate finance transactions, business combination transactions and other general corporate matters. Mr. Pastor has been a director of: CVR Energy, since August 2017; Herc Holdings Inc., an international provider of equipment rental and services, since June 2016; CVR Partners, since April 2016; and CVR Refining, since September 2014. Mr. Pastor has also been a member of the Executive Committee of ACF Industries LLC, a railcar manufacturing company, since July 2015. Mr. Pastor was previously a director of Federal-Mogul Holdings Corporation, a supplier of automotive powertrain and safety components, from May 2015 to January 2017. Each of CVR Energy, CVR Refining, CVR Partners, Federal-Mogul and ACF Industries is indirectly controlled by Carl C. Icahn. Mr. Icahn also has a non-controlling interest in Herc Holdings through the ownership of securities. Mr. Pastor received a B.A. from The Ohio State University and a J.D. from the University of Pennsylvania. Based on Mr. Pastor's strong finance and corporate experience, we believe that Mr. Pastor has the requisite set of skills to serve as a Board member.
James M. Strock has served as a director since May 2012. Mr. Strock is CEO of the Serve to Lead Group, which he founded in 1997. The Serve to Lead Group serves diverse sectors including: finance, manufacturing, transportation, technology, defense, aerospace, health care, real estate, chemicals, professional services, insurance, environmental safety and health, remediation, clean tech, sustainability, energy, and medical cannabis. Mr. Strock, individually and as part of various teams and organizations, serves various functions, including: management, project management, financing, sales and marketing, stakeholder engagement, public advocacy, communication (including new media), crisis communication, strategic planning, regulatory compliance, negotiation, mediation, facilitation, human resources, and training. Mr. Strock has served in senior executive and board positions in the public, private, and not-for-profit sectors. He served as California’s founding Secretary for Environmental Protection, and as Assistant Administrator for Enforcement (chief law enforcement officer) of the U.S. Environmental Protection Agency. Mr. Strock is the author of three books on leadership, management, and communication. He is a member of the Council on Foreign Relations, and the Authors Guild. Mr. Strock holds an A.B. from Harvard College and a J.D. from Harvard Law School. He served to captain in the USAR-JAGC. Based upon Mr. Strock’s extensive business and public service experience, which enable him to assist boards in meeting their responsibilities in various functions, we believe that Mr. Strock has the requisite set of skills to serve as a Board member.
None of our directors or executive officers has any family relationship with any other director or executive officer.

CORPORATE GOVERNANCE
We believe that good corporate governance helps to ensure the Company is managed for the long-term benefits of our stockholders. We regularly review and consider our corporate governance policies and practices, the SEC’s corporate governance rules and regulations, and the corporate governance listing standards of the NYSE, the stock exchange on which our common stock is traded. The Board currently consists of eight directors, three of whom at all times the Board has affirmatively determined are independent in accordance with the rules of the NYSE (Stephen Mongillo, Bob G. Alexander and James M. Strock).
Operation and Meetings
The Board oversees the business of the Company, which is conducted by the Company’s employees and officers under the direction of the chief executive officer of the Company. The Board performs a number of specific functions, including: (1) reviewing, approving and monitoring fundamental financial and business strategies, risks and major corporate actions; (2) selecting, evaluating and compensating the chief executive officer and other executive officers of the Company; and (3) reviewing the Company’s compliance with its public disclosure obligations. The Board appoints the members of the three Board committees: the audit committee, the compensation committee and the nominating and corporate governance committee. Members of the Board are kept informed about our Company’s business by various documents sent to them before each meeting and oral reports made to them during these meetings by members of the Company’s management. The full Board is also advised of actions taken by the various committees of our Board by the chairmen of those committees. Directors have access to all of our books, records and reports and members of management are available at all times to answer their questions. Management also communicates with the various members of our Board on a regular informal basis as is needed to effectively oversee the activities of our Company.
During 2017, the Board held six meetings. All of the directors who served during 2017 attended at least 75% of the total meetings of the Board and each of the Board committees on which such director served during their respective tenure on the Board. In addition, while we do not have a specific policy regarding attendance at the annual meeting of stockholders, all director nominees are encouraged to attend the Annual Meeting. In 2017, one of the directors attended our annual meeting of stockholders.
Meetings of Non-Management Directors and Executive Sessions
To promote open discussion among non-management directors, we schedule regular executive sessions in which our independent or non-management directors meet without management participation. “Non-management directors” are all directors who are not executive officers. During 2017, three of our directors were independent (Messrs. Alexander, Mongillo and Strock) and all of our directors were non-management directors, except for Mr. John J. Lipinski, our former president and chief executive officer. Currently, we do not have a lead independent director. Our independent directors met in executive session four times during 2017. Mr. Mongillo presided over the executive sessions held by our independent directors. Our non-management directors did not meet during 2017. In the absence of further action, the chairman of the Board, will serve as chairman of the executive sessions held by our non-management directors.
Board Leadership Structure and Risk Oversight
The Board believes that it should have the flexibility to make determinations as to whether the same individual should serve as both the chief executive officer and the chairman of the Board, and the Board’s leadership has varied over time. In determining the appropriate leadership structure, the Board considers, among other things, the current composition of the Board and the challenges and opportunities specific to the Company. Mr. Lipinski served as the Company’s chief executive officer and chairman of the Board until May 2012. Since May 2012 and through December 31, 2017, Mr. Lipinski served as the Company’s chief executive officer, president and a director, and Mr. Icahn served as chairman of the Board since June 2012. The Board believes that this leadership structure, which separates the chairman and chief executive officer roles, is appropriate at this time in light of ownership of over 80% of our common stock by affiliates of IEP. In particular, the Board believes that this structure clarifies the individual roles and responsibilities of the chairman and chief executive officer and enhances accountability. The Board recognizes that there is no single, generally accepted approach to providing Board leadership and that the Board’s leadership structure may vary in the future as circumstances warrant.
Our governance processes, including the Board’s involvement in developing and implementing strategy, active oversight of risk, regular review of business results and thorough evaluation of the chief executive officer’s performance and compensation, provide rigorous Board oversight of the chief executive officer as he fulfills his various responsibilities.
The Board considers oversight of CVR Energy’s risk management efforts to be a responsibility of the entire Board. The Board’s role in risk oversight includes receiving regular reports from members of senior management on areas of material risk to the Company, or to the success of a particular project or endeavor under consideration, including operational, financial, legal and regulatory, strategic and reputational risks. The full Board (or the appropriate committee, in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate members of management to enable the Board (or committee) to understand the Company’s risk identification, risk management, and risk mitigation strategies. When a report is vetted at the committee level, the chairman of that committee subsequently reports on the matter to the full Board. This enables the Board and its committees to coordinate the Board’s risk oversight role. The Board also believes that risk management is an integral part of CVR Energy’s annual strategic planning process, which addresses, among other things, the risks and opportunities facing the Company. The audit committee assists the Board with oversight of the Company’s material financial risk exposures and the Company’s material financial statement and financial reporting risks. The compensation committee assists the Board with oversight of risks associated with the Company’s compensation policies and practices. The nominating and corporate governance committee assists the Board with oversight of risks associated with the Company’s governance. In each case, the Board or the applicable committee oversees the steps Company management has taken to monitor and control such exposures.
The chief executive officer’s membership on and collaboration with the Board allows him to gauge whether management is providing adequate information for the Board to understand the interrelationships of our various business and financial risks. He is available to the Board to address any questions from other directors regarding executive management’s ability to identify and mitigate risks and weigh them against potential rewards.
We have performed an internal review of all of our material compensation programs and have concluded that there are no plans that provide meaningful incentives for employees, including the named executive officers and other executive officers, to take risks that would be reasonably likely to have a material adverse effect on us.
Communications with Directors
Stockholders and other interested parties wishing to communicate with our Board may send a written communication addressed to:
CVR Energy, Inc.
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
Attention: Executive Vice President, General Counsel and Secretary
Our General Counsel will forward all appropriate communications directly to our Board or to any individual director or directors, depending upon the facts and circumstances outlined in the communication. Any stockholder or other interested party who is interested in contacting only the independent directors or non-management directors as a group or the director who presides over the meetings of the independent directors or non-management directors may also send written communications to the contact above and should state for whom the communication is intended.
The “Controlled Company” Exemption and Director Independence “Controlled Company” Exemption

Our Board has determined that we are a controlled company under the rules of the NYSE and, as a result, we qualify for and may rely on exemptions from certain director independence requirements of the NYSE.

Under the rules of the NYSE, a listed company is a controlled company when more than 50% of the voting power is held by an individual, a group or another company. Our Board has determined that we are a controlled company because IEP and its affiliates currently own approximately 82% of our outstanding common stock. Consequently, the Company has availed itself of the controlled company exemption.
Director Independence
Due to our status as a controlled company, we are relying on exemptions from the NYSE rules that require that (a) our Board be comprised of a majority of independent directors as defined under the rules of the NYSE, (b)

our compensation committee be comprised solely of independent directors and (c) our nominating and corporate governance committee be comprised solely of independent directors.
The controlled company exemption does not modify the independence requirements for the audit committee. The Sarbanes-Oxley Act of 2002 (as amended, the “Sarbanes-Oxley Act”) and NYSE rules require that our audit committee be composed entirely of independent directors. The members of the audit committee are Messrs. Mongillo, Alexander and Strock. Our Board has affirmatively determined that Messrs. Mongillo, Alexander and Strock are independent directors under the rules of the SEC and the NYSE.
Committees
Our Board has the authority to delegate the performance of certain oversight and administrative functions to committees of the Board. Our Board currently has an audit committee, a compensation committee and a nominating and corporate governance committee. In addition, from time to time, special committees may be established under the direction of our Board when necessary to address specific issues.
Each committee has adopted a charter which is reviewed annually by that committee and changes, if any, are recommended to our Board for approval. The charters for the audit committee, the compensation committee and the nominating and corporate governance committee are subject to certain NYSE rules and our charters for those committees comply with such rules. Copies of the audit committee charter, compensation committee charter and nominating and corporate governance committee charter, as in effect from time to time, are available free of charge on our Internet site at www.cvrenergy.com. These charters are also available in print to any stockholder who requests them by writing to CVR Energy, Inc., at 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479, Attention: Executive Vice President, General Counsel and Secretary.
The following table shows the membership of each committee of our Board as of December 31, 2017 and the number of meetings held by each committee during 2017.
Committee Membership as of December 31, 2017 and Meetings Held During 2017

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Bob G. Alexander	X
SungHwan Cho			X
Jonathan Frates		X	Chair
Carl C. Icahn
John J. Lipinski
Stephen Mongillo	Chair		X
Louis J. Pastor		Chair
James M. Strock	X		X
Number of 2017 Meetings	7	2	0
Audit Committee
The Board has established an audit committee, in accordance with Section 3(a)(58)(A) of the Exchange Act, comprised of Stephen Mongillo (chairman), Bob G. Alexander and James M. Strock. Each of the members of the audit committee meets the independence and experience standards established by the NYSE and the Exchange Act. Our Board has determined that Mr. Mongillo qualifies as an “audit committee financial expert,” as defined by applicable rules of the SEC, and that each member of the audit committee is “financially literate” under the requirements of the NYSE.

The audit committee (1) appoints, terminates, retains, compensates and oversees the work of the independent registered public accounting firm, (2) pre-approves all audit, review and attest services and permitted non-audit services provided by the independent registered public accounting firm, (3) oversees the performance of the Company’s internal audit function, (4) oversees and reviews the independence, qualifications and performance of the independent registered public accounting firm, (5) reviews external and internal audit reports and management’s responses thereto, (6) oversees the integrity of the financial reporting process, system of internal accounting controls and financial statements and reports of the Company, (7) oversees the Company’s compliance with certain legal and regulatory requirements, (8) reviews the Company’s annual and quarterly financial statements, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in periodic reports filed with the SEC, (9) discusses with management earnings press releases, (10) meets with management, the internal auditors, the independent auditors and the Board, (11) provides the Board with information and materials as it deems necessary to make the Board aware of significant financial, accounting and internal control matters of the Company, (12) oversees the receipt, investigation, resolution and retention of all complaints submitted under the Company’s whistleblower policy, (13) produces an annual report for inclusion in the Company’s proxy statement and (14) otherwise complies with its responsibilities and duties as stated in the Company’s Audit Committee Charter. At each regularly scheduled meeting, audit committee members have the opportunity to meet privately with representatives of Grant Thornton, the Company’s internal auditors and management of the Company.
Compensation Committee
In addition, the Board has established a compensation committee. During 2017, the compensation committee was initially comprised of Andrew Langham (chairman) and Jonathan Frates. Effective August 14, 2017, Mr. Langham resigned from the Board, and on August 16, 2017, Louis J. Pastor was appointed to the Board and was named to serve on the compensation committee. The compensation committee currently consists of Mr. Pastor (chairman), and Jonathan Frates.
The principal responsibilities of the compensation committee are to (1) make determinations or recommendations to the Board, as deemed appropriate by the committee, with respect to annual and long-term performance goals and objectives as well as the annual salary, bonus and other compensation and benefits, direct and indirect, of the chief executive officer and our other senior executives as well as non-employee directors, (2) review and authorize the Company to enter into employment, severance or other compensation agreements with the chief executive officer and other senior executives, (3) recommend changes in employee benefit programs, (4) provide counsel regarding key staffing, (5) administer our equity incentive plans, (6) establish and periodically review perquisites and fringe benefits policies, (7) administer the Company’s bonus plan, the CVR Energy, Inc. Performance Incentive Plan (the “PIP”) and (8) assist the Board in assessing any risks to the Company associated with the Company’s employee compensation practices and policies. In addition, the compensation committee reviews and discusses our Compensation Discussion and Analysis with management and produces a report on executive compensation for inclusion in our annual proxy statement in compliance with applicable federal securities laws.
Nominating and Corporate Governance Committee
Our Board has also established a nominating and corporate governance committee. During 2017, the nominating and corporate governance committee was comprised of Jonathan Frates (chairman), SungHwan Cho, Stephen Mongillo and James M. Strock.
The nominating and corporate governance committee (1) annually reviews the Company’s Corporate Governance Guidelines, (2) oversees the performance of the Board and committees thereof and (3) otherwise complies with its responsibilities and duties as stated in the Company’s Nominating and Corporate Governance Committee Charter.
Identifying and Evaluating Nominees for Directors
The Board seeks a diverse group of directors who have attributes necessary to create a cohesive and effective Board, including high personal and professional ethics, integrity and values, vision and long-term strategic perspective, experience in our industry, practical judgment, the ability to devote significant time to serve on our Board and its committees, and a commitment to representing the long-term interests of all of our stockholders.
As a result of its control of a majority of our outstanding common stock, IEP ultimately controls the election of all of the members of our Board. Consequently, our Board has deemed it appropriate not to maintain a formal policy with respect to the review of potential nominees or to charge the nominating and corporate governance committee with the nomination of directors. However, all of our directors ultimately participate in the review of potential nominees to our Board.
The Board may consider candidates recommended by stockholders, as well as from other sources such as other directors or officers, third-party search firms or other appropriate sources. If a stockholder wishes to recommend a candidate for director for election at the 2019 Annual Meeting of Stockholders, it must follow the procedures described below under “Stockholder Proposals.”
Compensation Committee Interlocks and Insider Participation
During 2017, the compensation committee was initially comprised of Andrew Langham (chairman) and Jonathan Frates. Effective August 14, 2017, Mr. Langham resigned from the Board, and on August 16, 2017, Louis J. Pastor was appointed to the Board and was named to serve on the compensation committee. The compensation committee currently consists of Mr. Pastor (chairman) and Jonathan Frates. No member of the compensation committee during 2017 (1) was or is an officer or employee of the Company, or (2) had any relationship requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain related-party transactions. Additionally, none of the Company’s executive officers served as a director or member of a compensation committee (or other committee serving an equivalent function) of any other entity, an executive officer of which served as a director or member of the Company’s compensation committee during 2017.
Corporate Governance Guidelines and Codes of Ethics
Our Corporate Governance Guidelines, as well as our Code of Ethics and Business Conduct, which applies to all of our directors, officers and employees (and which includes additional provisions that apply to our principal executive officer, principal financial officer, principal accounting officer, controller and other persons performing similar functions) are available free of charge on our Internet site at www.cvrenergy.com. Our Corporate Governance Guidelines and Code of Ethics and Business Conduct are also available in print to any stockholder who requests them by writing to CVR Energy, Inc., at 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479, Attention: Executive Vice President, General Counsel and Secretary. We intend to disclose any changes in or waivers from our Code of Ethics and Business Conduct by posting such information on our website or by filing a Form 8-K with the SEC.

DIRECTOR COMPENSATION FOR 2017
The fees for independent non-employee directors are described below.
Compensation
For 2017, independent non-employee directors (Messrs. Mongillo, Alexander and Strock) received an annual retainer of $75,000, paid on a quarterly basis. In addition, these directors received an additional annual retainer of $5,000 for serving as the chairman of any Board committee, an additional annual retainer of $1,000 for serving on a Board committee and are reimbursed for out-of-pocket costs incurred in connection with attending meetings of the Board (and committees thereof) and for director-related education expenses. Messrs. Icahn, Cho, Frates, Langham, and Pastor are employees of IEP or its affiliates, and did not receive compensation for services as a director of the Company.
Director Compensation Table
The following table reflects compensation earned by or paid to each independent non-employee director for the year ended December 31, 2017.

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)	Total ($)
Bob G. Alexander	76,000	—	76,000
Stephen Mongillo	82,000	—	82,000
James M. Strock	77,000	—	77,000

SECURITIES OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND OFFICERS AND DIRECTORS
The following table presents information regarding beneficial ownership of our common stock as of the Record Date by:
•each of our current directors and nominees for director;
•each of our named executive officers;
•each stockholder known by us to beneficially hold five percent or more of our common stock; and
•all of our executive officers and directors as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable. Except as otherwise indicated, the business address for each of the beneficial owners listed in the table is c/o CVR Energy, Inc., 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479.

Beneficial Owner Name and Address	Shares Beneficially Owned
	Number	Percent(1)
Carl C. Icahn (2) c/o Icahn Associates Holding LLC 767 Fifth Avenue, 47th Floor New York, NY 10153	71,198,718	82%
Bob G. Alexander	—	—
SungHwan Cho	—	—
Jonathan Frates	—	—
David L. Lamp	—	—
Stephen Mongillo	—	—
James M. Strock	—	—
John J. Lipinski (3)	—	—
Susan M. Ball (3)	—	—
Robert W. Haugen (3)	1	*
Martin J. Power (3)	—	—
John R. Walter	—	—
All directors and executive officers, as a group (12 persons)(4)	71,198,719	82%
* Less than 1% of our outstanding common stock as of the Record Date.
(1)     Percentage based upon 86,831,050 shares of common stock outstanding as of the Record Date.

(2)
The following disclosures are based on a Schedule 13D/A filed with the Commission on May 29, 2012 by IEP Energy LLC (“IEP Energy”), IEP Energy Holding LLC, American Entertainment Properties Corp., Icahn Building LLC, Icahn Enterprises Holdings L.P. (“Icahn Enterprises Holdings”), Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP”), Beckton Corp. (“Beckton”) and Carl C. Icahn (collectively, the “Icahn Reporting Persons”).

According to the filing, the principal business address of each of (i) IEP Energy, IEP Energy Holding LLC, American Entertainment Properties Corp., Icahn Building LLC, Icahn Enterprises Holdings, Icahn Enterprises GP and Beckton is White Plains Plaza, 445 Hamilton Avenue - Suite 1210, White Plains, NY 10601 and (ii) Mr. Icahn is c/o Icahn Associates Holding LLC, 767 Fifth Avenue, 47th Floor, New York, NY 10153. According to the filing, IEP Energy has sole voting power and sole dispositive power with regard to 71,198,718 shares. Each of IEP Energy Holding LLC, American Entertainment Properties Corp., Icahn Building LLC, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Carl C. Icahn has shared voting power and shared dispositive power with regard to such shares.
According to the filing, each of IEP Energy Holding LLC, American Entertainment Properties Corp., Icahn Building LLC, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Carl C. Icahn, by virtue of their relationships to IEP, may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Exchange Act) the shares which IEP Energy directly beneficially owns. Each of IEP Energy Holding LLC, American Entertainment Properties Corp., Icahn Building LLC, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Carl C. Icahn disclaims beneficial ownership of such shares for all other purposes.

(3)
Messrs. Lipinski and Power each retired effective December 31, 2017. Mr. Haugen resigned effective September 1, 2017. The information reported for each of the foregoing individuals is based on information available to the Company and may not reflect their current beneficial ownership.

(4)
The number of shares of common stock owned by all directors and executive officers, as a group, reflects the sum of the 71,198,718 shares of common stock beneficially owned by Mr. Icahn and the one share of common stock owned by Mr. Haugen.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our executive officers and directors and each person who owns more than 10% of our outstanding common stock, to file reports of their stock ownership and changes in their ownership of our common stock with the SEC and the NYSE. These same people must also furnish us with copies of these reports and representations made to us that no other reports were required. We have performed a general review of such reports and amendments thereto filed in 2017. Based solely on our review of the copies of such reports furnished to us or such representations, as appropriate, to our knowledge, all of our executive officers and directors, and other persons who owned more than 10% of our outstanding common stock, fully complied with the reporting requirements of Section 16(a) during 2017.

EQUITY COMPENSATION PLANS
The table below contains information about securities authorized for issuance under our long term incentive plan (“LTIP”) as of December 31, 2017. This plan was initially approved by our stockholders in October 2007 and re-approved by our stockholders in June 2014 and June 2017.

Equity Compensation Plan Information
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options Warrants and Rights(a)		Weighted‑Average Exercise Price of Outstanding Options Warrants and Rights(b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in (a)) (c)
Equity compensation plans approved by security holders:
CVR Energy, Inc. Long Term Incentive Plan	—		—	6,787,341	(3)
Stock Options	—	(1)	—	—
Common stock	—	(2)	—	—
Equity compensation plans not approved by security holders:
None	—		—	—
Total	—		—	6,787,341

(1)	No stock options are outstanding under the LTIP.

(2)	The only awards outstanding under the LTIP are unvested performance units, which are settled in cash.

(3)
Represents shares of common stock that remain available for future issuance pursuant to the LTIP in connection with awards of stock options, non-vested restricted shares, restricted stock units, stock appreciation rights, dividend equivalent rights, share awards and performance awards.

EXECUTIVE OFFICERS
The following table sets forth the names, positions and ages (as of April 17, 2018) of each person who currently is an executive officer of CVR Energy. We also indicate in the biographies below which executive officers of CVR Energy hold similar positions with the general partners of CVR Partners and CVR Refining. Certain members of CVR Energy’s senior management manage CVR Partners and CVR Refining pursuant to services agreements between us and the applicable partnership. Ms. Ball delivered notice that she is resigning effective upon CVR Energy, CVR Refining and CVR Partners filing their respective Quarterly Reports on Form 10-Q for the quarter ended March 31, 2018.

Name	Age	Position
David L. Lamp	60	President and Chief Executive Officer
Susan M. Ball	54	Executive Vice President, Chief Financial Officer and Treasurer
John R. Walter	41	Executive Vice President, General Counsel and Secretary
Mark A. Pytosh	53	Executive Vice President - Corporate Services
Janice T. DeVelasco	59	Vice President - Environmental, Health, Safety & Security
INFORMATION CONCERNING EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
Susan M. Ball serves as Executive Vice President, Chief Financial Officer and Treasurer of CVR Energy, the general partner of CVR Refining, and the general partner of CVR Partners, in each case, as of January 2018. She previously served as chief financial officer and treasurer of CVR Energy and CVR Partners’ general partner from August 2012 to December 2017. She also previously served as Vice President, Chief Accounting Officer and Assistant Treasurer of CVR Energy and the general partner of CVR Partners since October 2007 and as Vice President, Chief Accounting Officer and Assistant Treasurer for Coffeyville Resources, LLC (“CRLLC”) since May 2006. In addition, Ms. Ball also served as the Chief Financial Officer and Treasurer of CVR Refining’s general partner from its inception in September 2012 to December 2017. Ms. Ball has more than 30 years of experience in the accounting industry, with more than 12 years serving clients in the public accounting industry. Prior to joining CVR Energy, she served as a Tax Managing Director with KPMG LLP, where she was responsible for all aspects of federal and state income tax compliance and tax consulting, which included a significant amount of mergers and acquisition work on behalf of her clients. Ms. Ball received a Bachelor of Science in Business Administration from Missouri Western State University and is a Certified Public Accountant.

John R. Walter serves as Executive Vice President, General Counsel and Secretary of CVR Energy, the general partner of CVR Refining, and the general partner of CVR Partners, in each case, as of January 2018. He previously served as Senior Vice President, General Counsel and Secretary of CVR Energy and each of the general partners of CVR Refining and CVR Partners from January 2015 to December 2017. He has served as Vice President, Associate General Counsel since January 2011, Assistant Secretary since May 2011 and Associate General Counsel since March 2008. Prior to joining CVR Energy, Mr. Walter was an associate at Stinson Leonard Street LLP in Kansas City, Missouri, from 2006 to 2008, and was an associate at Seigfreid Bingham, P.C. in Kansas City, Missouri, from 2002 to 2006. Mr. Walter received a Bachelor of Science in psychology from Colorado State University and a Juris Doctor from the University of Kansas.

Mark A. Pytosh serves as Executive Vice President - Corporate Services of CVR Energy and the general partner of CVR Refining, and President and Chief Executive Officer of the general partner of CVR Partners, in each case, as of January 2018. He has served as President and Chief Executive Officer of the general partner of CVR Partners since May 2014, and has served as a director of the general partner of CVR Partners since June 2011. Mr. Pytosh previously served as Senior Vice President - Administration for CVR Energy and CVR Refining from December 2014 to December 2017. Prior to joining CVR Partners, Mr. Pytosh served as Executive Vice President and Chief Financial Officer for Alberta, Canada-based Tervita Corporation, an environmental and energy services company. From 2006 to 2010, he served as Senior Vice President and Chief Financial Officer for Covanta Energy Corporation, which owns and operates energy-from-waste power facilities, biomass power facilities and independent power plants in the United States, Europe and Asia. Prior to Covanta, Mr. Pytosh served as Executive Vice President from 2004 to 2006, and Chief Financial Officer from 2005 to 2006, for Waste Services, Inc., an integrated solid waste services company that operates in the United States and Canada. Prior to joining the renewable energy and waste industries, Mr. Pytosh spent 18 years in the investment banking industry, working with a broad range of clients in the environmental services, automotive, construction equipment and a variety of other industrial sectors. From 2000 to 2004, he was a Managing Director in investment banking at Lehman Brothers, where he led the firm’s global industrial group. Prior to joining Lehman Brothers, he was a Managing Director at Donaldson, Lufkin & Jenrette, where he led the firm’s environmental services and automotive industry groups. Mr. Pytosh received a Bachelor of Science degree in chemistry from the University of Illinois, Urbana-Champaign. He serves on the boards of directors for The Fertilizer Institute and the University of Illinois Foundation.

Janice T. DeVelasco serves as Vice President - Environmental, Health, Safety & Security of CVR Energy, the general partner of CVR Refining, and the general partner of CVR Partners, in each case, as of January 2018. She previously served as Vice President - Environmental, Health & Safety for CVR Energy since April 2014.  Ms. DeVelasco has more than 30 years’ experience in environmental, health, safety and risk management.  Before joining the company, she served in progressive technical, management and consulting positions with CITGO Petroleum Corporation and its predecessor companies from 1981 to 2007 and Sage Environmental Consulting, L.P. from 2007 to 2014. Ms. DeVelasco is a licensed professional engineer and holds a bachelor’s degree in chemical engineering from the University of Oklahoma and a master’s degree in business administration from Texas A&M University.

COMPENSATION DISCUSSION AND ANALYSIS
The following executives who were responsible for the management of our business during 2017 are (or were) employed by CVR Energy: John J. Lipinski (our former chief executive officer); David L. Lamp (our chief executive officer); Susan M. Ball (our chief financial officer); John R. Walter (our general counsel); Martin J. Power (our former chief commercial officer); and Robert W. Haugen (our former executive vice president, refining operations). Throughout this Proxy Statement, we refer to Messrs. Lipinski and Lamp, Ms. Ball and Messrs. Walter, Power and Haugen as our named executive officers.
Overview
During 2017, the compensation committee was initially comprised of Andrew Langham (chairman) and Jonathan Frates. Effective August, 14, 2017, Mr. Langham resigned from the Board, and effective August 16, 2017, Louis J. Pastor was appointed to the Board and was named to serve on the compensation committee. The compensation committee currently consists of Mr. Pastor (chairman) and Jonathan Frates. The compensation committee has regularly scheduled meetings and additionally meets at other times as needed throughout the year.
The principal responsibilities of the compensation committee are to: (1) make determinations or recommendations to the Board, as deemed appropriate by the committee, with respect to annual and long-term performance goals and objectives as well as the annual salary, bonus and other compensation and benefits, direct and indirect, of the chief executive officer and our other senior executives as well as non-employee directors; (2) review and authorize the Company to enter into employment, severance or other compensation agreements with the chief executive officer and other senior executives; (3) recommend changes in employee benefit programs; (4) provide counsel regarding key staffing; (5) administer our equity incentive plans; (6) establish and periodically review perquisites and fringe benefits policies; (7) administer the PIP; and (8) assist the Board in assessing any risks to the Company associated with the Company’s employee compensation practices and policies.
Our business is commodity-driven, with high volatility and risk where earnings are not only influenced by margins, but also by unique, innovative and aggressive actions and business practices on the part of the executive team. The compensation committee continually monitors current economic conditions and considers the petroleum and fertilizer markets along with other considerations in making compensation decisions. In addition, the compensation committee routinely reviews financial and operational performance compared to our business plan, positive and negative industry factors and the response of the senior management team in dealing with and maximizing operational and financial performance in the face of the challenges affecting our businesses. Due to the nature of our business, performance of an individual or the business as a whole may be outstanding; however, our financial performance may not depict this same level of achievement. The financial performance of the Company is not necessarily reflective of individual operational performance. In addition, specific performance levels or benchmarks are not necessarily used to establish compensation. The compensation committee takes into account all factors when determining compensation packages for the executive officers.
In 2017, no significant changes were made to the Company’s overall executive compensation philosophy and structure because the compensation committee believed that the compensation program was reasonable, balanced and designed to attract, retain and motivate talented executives.

Executive Compensation Philosophy and Objectives
The overarching philosophy of our executive compensation program is to closely align compensation paid to our executive officers with our operating and financial performance on both a short-term and long-term basis, in order to align our executive officers’ interests with those of the stockholders. In addition, we aim to provide a competitive compensation program in the form of salary, bonuses and other benefits with the goal of retaining and attracting talented and highly motivated executive officers and key employees, which we consider crucial to our long-term success and the long-term enhancement of stockholder value. We also strive to maintain a compensation program whereby the executive officers, through exceptional performance and equity-based incentive awards, will have the opportunity to realize economic rewards commensurate with our stockholders’ gains. The compensation committee believes that an important component of compensation is equity-based incentive awards in achieving these objectives because these incentives encourage our executive team to remain in our employ through the duration of the relevant vesting period in order to realize compensation as a result of increases in stockholder value. Following our 2017 annual meeting of stockholders, the compensation committee considered the advisory vote of our stockholders approving our named executive officer compensation and determined to continue to apply the same principles in determining the nature and amount of executive compensation for 2017.
Setting Executive Compensation
Longnecker & Associates (“Longnecker”), an independent compensation consultant, was engaged by CVR Energy to generally assess the level of compensation increases year over year and to assess new and proposed rules in the compensation area. The compensation committee utilized this information, along with other market survey and general industry survey information provided by CVR Energy to review and approve executive compensation levels. Although no specific target for total compensation is set, CVR Energy generally recommends compensation levels at or near the 50th percentile of the available market survey and general industry survey information.
The chief executive officer, while not a member of the compensation committee, reviewed information provided to CVR Energy by Longnecker as well as other relevant market information and actively provided guidance and recommendations to the compensation committee regarding the amount and form of the compensation of executive officers (other than himself) and certain key employees. For compensation decisions, including decisions regarding the grant of equity-based incentive awards relating to executive officers (other than our chief executive officer), the compensation committee typically considers the recommendations of our chief executive officer.
The compensation committee has not adopted any formal or informal policies or guidelines for allocating between long-term and current compensation, between cash and non-cash compensation. Decisions regarding such allocations are made strictly on a subjective and individual basis considering all relevant factors. The compensation committee believes that the most critical component of compensation to enhance long-term stockholder value and growth is the equity-based component and has generally targeted 40% to 60% of the compensation package to be equity-based for executive officers, other than the chief executive officer. This provides the incentive for executive officers to remain in the employ of CVR Energy and to promote a focused effort on growth and long-term success with long-term enhancement of stockholder value.
Elements of Our Executive Compensation Program
For 2017, the three primary components of our executive compensation program were base salary, an annual performance-based cash bonus and equity-based incentive awards. While these three components are related, they are viewed as separate and analyzed as such. The named executive officers are also provided with benefits that are generally available to CVR Energy’s salaried employees.
CVR Energy believes that equity-based incentive awards are the primary motivator in attracting and retaining executive officers. Salary and cash bonuses are viewed as secondary. However, the compensation committee views a competitive level of salary and cash bonus as critical to retaining talented individuals.

CVR Energy has not established equity ownership requirements for its executive officers. The compensation committee believes that cash-settled equity-based awards provide executive officers with a more attractive compensation package and are less burdensome for the executive officers and CVR Energy to administer than equity-settled awards. The compensation committee believes that equity-settled compensation in the form of awards of CVR Energy's common stock would be less attractive and more burdensome. Additionally, equity-settled compensation in the form of CVR Energy's common stock would dilute the ownership interest of existing stockholders.

Base Salary
Messrs. Lipinski and Power each had an employment agreement with CVR Energy, which agreements expired December 31, 2017 in connection with their retirement, that set forth their respective initial base salary. Mr. Lamp has an employment agreement with CVR Energy that sets forth his initial base salary. Ms. Ball and Mr. Walter do not have employment agreements. Mr. Haugen had an employment agreement with CVR Energy prior to his resignation effective September 1, 2017 that set forth his initial base salary. Base salaries are set at a level intended to enable CVR Energy to hire and retain executives, to enhance the executive's motivation in a highly competitive and dynamic environment, and to reward individual and company performance. In determining base salary levels, the compensation committee takes into account the following factors: (i) CVR Energy's financial and operational performance for the year; (ii) the previous years' compensation level for each executive; (iii) market survey and general industry survey information for comparable public companies; and (iv) recommendations of the chief executive officer, based on individual responsibilities and performance, including each executive's commitment and ability to (a) strategically meet business challenges, (b) achieve financial results, (c) promote legal and ethical compliance, (d) lead their own business or business team for which they are responsible and (e) diligently and effectively respond to immediate needs of the volatile industry and business environment.

Rather than establishing compensation solely on a formula-driven basis, decisions by the compensation committee are made using an approach that considers several important factors in developing compensation levels. For example, the compensation committee considers whether individual base salaries reflect responsibility levels and are reasonable, competitive and fair. In addition, in setting base salaries, the compensation committee reviews published and other market survey and general industry survey information and considers the applicability of the salary data in view of the individual positions within the Company.

Salaries are reviewed annually by the compensation committee with periodic informal reviews throughout the year. Adjustments, if any, are usually made effective January 1 of the year immediately following the review. The compensation committee most recently reviewed the level of base salary and cash bonus for each of the named executive officers in 2017 in conjunction with their responsibilities and expectations for 2018. Mr. Lamp's base salary of $1,000,000 was set in November 2017 in connection with the execution of his employment agreement. The compensation committee initially reviewed the base salary of Ms. Ball and Mr. Walter in November 2017, and as of January 1, 2018 set base salaries for Ms. Ball at $440,000 and for Mr. Walter at $312,000. The compensation committee subsequently reviewed the base salaries for Ms. Ball and Mr. Walter and revised them to $500,000 and $380,000, respectively, effective February 2018. With respect to Messrs. Lipinski, Power and Haugen, these individuals retired (Messrs. Lipinski and Power) or resigned (Mr. Haugen) before any routine salary increase became effective. Individual performance, market data and changes in the named executive officers' positions and levels of responsibility were considered. Among these three factors, slightly more weight was given to market data.

Annual Bonus
The Company’s annual bonus program is designed to meet each of its compensation objectives. Specifically, the annual bonus programs rewards executives only for measured company performance, thereby aligning the executive’s interest with those of the Company’s equity holders and encouraging the executives to focus on targeted performance. Further, the program also provides the executive with the opportunity to earn additional compensation, thereby making our total compensation package more competitive.

Information about total cash compensation paid by members of our industry is used in determining both the level of bonus award and the ratio of salary to bonus, as the compensation committee believes that maintaining a level of bonus and a ratio of fixed salary to bonus (which may fluctuate) that is in line with those of our competitors is an important factor in attracting and retaining executives. The compensation committee also believes that a significant portion of executive’s compensation should be at risk, which means that a portion of the executive’s overall compensation is not guaranteed and is determined based on individual and company performance. Executives have greater potential bonus awards as their authority and responsibility increases. Each of the named executive officers is eligible to receive an annual cash bonus with a target bonus equal to a specified percentage of the relevant executive’s annual base salary. For 2017, the target bonuses for the named executive officers were: John J. Lipinski (250%); Susan M. Ball (120%); John R. Walter (110%); and Martin J. Power (115%). Mr. Lamp was not eligible for an annual bonus in 2017 under the terms of his employment agreement, and Mr. Haugen forfeited any right to a bonus upon his resignation effective September 1, 2017. These target percentages were the result of individual negotiations between the named executive officers and CVR Energy, and were in correlation with the market data and other general industry survey information provided by CVR Energy. Specific bonus measures were determined by the compensation committee, following discussions with CVR Energy management.

Each named executive officer (other than Messrs. Lamp and Haugen) had the opportunity to earn bonuses in respect of 2017 pursuant to the PIP. The payment of annual bonuses for the 2017 performance year depended on the achievement of financial, operational and safety measures which comprised 35%, 45% and 20% of the annual bonuses, respectively, for Mr. Lipinski, Ms. Ball and Mr. Walter. The CVR Energy PIP has separate metrics specific to CVR Refining's financial, operational and safety measures, and Mr. Power's annual bonuses are evaluated primarily based on these metrics due to the substantial amount of his time that is devoted to CVR Refining. The bonus for Mr. Power for the 2017 performance year depended on the achievement of financial, operational and safety measures, which comprised 35%, 45% and 20% of his annual bonus. Specific bonus measures were determined by the compensation committee based on its review of relevant market data and discussions with management, and were selected with the goals of optimizing operations, maintaining financial stability and providing a safe work environment intended to maximize our overall performance resulting in increased stockholder value. The compensation committee also approved the threshold, target and maximum performance goals with respect to each measure. No payments were made with respect to the measures unless the threshold of the relevant performance measure was achieved.

The 2017 financial measures were consolidated adjusted EBITDA for CVR Energy (or consolidated adjusted EBITDA of the petroleum business for Mr. Power), which was derived from earnings before interest, taxes, depreciation and amortization, and adjusted for first-in, first-out (FIFO) accounting impacts, unrealized gains and losses on derivative transactions, turnaround expenses, and board-directed actions.

The 2017 operational measures included the following: petroleum reliability for the total Coffeyville and Wynnewood refineries, measured by crude throughput barrels per day, as adjusted at the discretion of our compensation committee for third party events; crude transportation production, measured by gathered barrels per day; and fertilizer reliability for the fertilizer plant, measured by adjusted equivalent tons of UAN production.

The 2017 safety measures included the aggregated Environmental Health and Safety ("EH&S") results for the petroleum segment pursuant to the CVR Energy PIP and the aggregated EH&S results pursuant to the Performance Incentive Plan for CVR Partners, which included the following: consolidated OSHA recordable injury statistics (based upon OSHA injuries and inclusive of petroleum and fertilizer); consolidated OSHA lost time injury statistics (based upon OSHA lost time injuries and inclusive of petroleum and fertilizer); consolidated EH&S severity statistics (based upon EH&S severity and inclusive of petroleum and fertilizer); consolidated air reportable releases (based upon EPA reportable quantity releases and inclusive of petroleum and fertilizer operations); consolidated air reportable release quantity (based upon EPA reportable quantity releases and inclusive of petroleum and fertilizer operations); consolidated tier 1 process safety events (based upon API process safety events of petroleum and fertilizer operations); and consolidated tier 2 process safety events (based upon API process safety events of petroleum and fertilizer operations).

The table below reflects: (i) the financial, operational and safety measures used to determine 2017 bonuses for the named executive officers; (ii) the threshold, target and maximum performance levels for each measure; (iii) the actual results with respect to each measure; and (iv) the portion of the 2017 bonus determined based on each such measure. The executives were entitled to 50% related to threshold levels, 100% for target levels, and 150% for maximum levels, respectively.

2017 Performance Measure	2017 Performance Goals Threshold/Target/Maximum	2017 Actual Results	Percentage of Target Bonus Allocable to Measure
Consolidated adjusted EBITDA	Threshold: $353.0 million Target: $394.0 million Maximum: $477.0 million	$458.2 million	35% of bonus for Mr. Lipinski, Ms. Ball and Mr. Walter
Consolidated adjusted EBITDA - Petroleum business	Threshold: $270.0 million Target: $300.0 million Maximum: $360.0 million	$401.1 million	35% of bonus for Mr. Power
Consolidated Petroleum Reliability Measures (as adjusted)	Threshold: 178,200 bpd Target: 190,200 bpd Maximum: 200,700 bpd	205,263 bpd	30% of bonus for Ms. Ball and Messrs. Lipinski and Walter and 25% of bonus for Mr. Power
Crude Transportation Production Measure	Threshold: 72,000 bpd Target: 76,000 bpd Maximum: 80,000 bpd	85,735 bpd	20% of bonus for Mr. Power and 5% of bonus for Ms. Ball and Messrs. Lipinski and Walter
Fertilizer Reliability Measures	Threshold: 1,920,000 tons Target: 1,980,000 tons Maximum: 2,090,000 tons	2,050,658 tons	10% of bonus for Messrs. Lipinski and Walter and Ms. Ball
Coffeyville Refinery EH&S Measures	Threshold: 5% refining payout levels Target: 10% refining payout levels Maximum: 15% refining payout levels	13.5%	10% of bonus for Messrs. Lipinski, Walter and Power and Ms. Ball
Wynnewood Refinery EH&S Measures	Threshold: 2.5% refining payout levels Target: 5% refining payout levels Maximum: 7.5% refining payout levels	5.5%	5% of bonus for Messrs. Lipinski, Walter and Power and Ms. Ball
Fertilizer EH&S Measures	Threshold: 2.5% nitrogen payout levels Target: 5% nitrogen payout levels Maximum: 7.5% nitrogen payout levels	5.2%	5% of bonus for Ms. Ball and Messrs. Lipinski and Walter
Crude Transportation EH&S Measures	Threshold: 2.5% refining payout levels Target: 5% refining payout levels Maximum: 7.5% refining payout levels	6.5%	5% of bonus for Mr. Power

As a result of the level of performance achieved during 2017, Messrs. Lipinski and Walter and Ms. Ball earned approximately 138.42% of their respective 2017 target annual bonuses and Mr. Power earned approximately 145.52% of his 2017 target annual bonus. The amounts earned by the named executive officers as a result of their respective levels of performance during 2017 pursuant to the PIP are set forth in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column.
Equity-Based Incentive Awards
We use equity-based incentive awards to reward long-term performance by our named executive officers. The issuance of equity-based incentives to named executive officers is intended to satisfy our compensation program objectives by generating significant future value for each named executive officer if the Company’s performance is outstanding and the value of the Company’s equity increases for all of its stockholders. The compensation committee believes that its equity incentives promote long-term retention of executives.
We established the LTIP in connection with our initial public offering in October 2007. In addition, we have historically issued incentive units outside of the LTIP, but based on the equity of CVR Refining and otherwise consistent with the terms of the LTIP. The compensation committee may elect to make grants of restricted stock, options, restricted stock units, performance units or other equity-based grants under the LTIP, or make grants of incentive units, in each case, in its discretion or may recommend grants to the Board for its approval, as determined by the committee in its discretion.
In 2016, Mr. Lipinski was granted an award of performance units pursuant to the LTIP.  The award of performance units was payable based upon certain operational performance metrics for a performance cycle ending December 31, 2017, and was subject to transfer restrictions.  In November 2017, Mr. Lamp was granted an award of performance units pursuant to the LTIP. The award of performance units is payable based upon operational performance metrics for a performance cycle ending December 31, 2018, and is subject to transfer restrictions. In addition, in 2017, Ms. Ball and Mr. Walter were each granted awards of incentive units outside of the LTIP.  The incentive unit awards are subject to transfer restrictions and vesting requirements that generally lapse in one-third annual increments beginning on the first anniversary of the date of grant, subject to immediate vesting under certain circumstances.  The terms of the foregoing awards and provisions regarding immediate vesting are described in more detail in the section titled “Change-in-Control and Termination Payments” below.

Perquisites and Personal Benefits
The Company pays for the cost of supplemental life insurance for certain of its named executive officers. Except for the premiums associated with such supplemental life insurance, the total value of all perquisites and personal benefits provided to each named executive officer in 2017 was less than $10,000.
Other Forms of Compensation
Mr. Lamp has, and Mr. Lipinski had, provisions in their respective employment agreements that provides for certain severance benefits in the event of termination of employment under certain circumstances. These severance provisions are described in “Change-in-Control and Termination Payments” below. These severance provisions were negotiated between the executive officers and the Company.
CVR Partners and CVR Refining
A number of our executive officers, including certain of our named executive officers, also serve as executive officers of the general partners of CVR Partners and CVR Refining. These executive officers receive all of their compensation and benefits from us, including compensation related to services performed for CVR Partners and CVR Refining. In the future, our executive officers may receive equity-based awards pursuant to the CVR Partners, LP Long Term Incentive Plan or the CVR Refining, LP Long Term Incentive Plan for services provided to these businesses. Pursuant to services agreements entered into between the Company and CVR Partners and CVR Refining (and their respective general partners), CVR Partners and CVR Refining (or their respective general partners) reimburse us for the time our executive officers dedicate to providing services for those businesses.
Under each of these services agreements, CVR Partners and CVR Refining (or their respective general partners) are required to pay us (a) all costs incurred by us in connection with the employment of our employees who provide services to CVR Partners or CVR Refining under the applicable agreement on a full-time basis, but excluding certain share-based compensation; (b) a prorated share of costs incurred by us in connection with the employment of our employees who provide services to CVR Partners and CVR Refining under the applicable agreement on a part-time basis, but excluding certain share-based compensation and such prorated share must be determined by us on a commercially reasonable basis, based on the percent of total working time that such shared staff are engaged in performing services for CVR Partners or CVR Refining; (c) a prorated share of certain administrative costs; and (d) various other administrative costs in accordance with the terms of the agreement.
Tax Considerations
Section 162(m) of the Code generally limits deductions by publicly held corporations for compensation paid to its “covered employees” to the extent that the employee’s compensation for the taxable year exceeds $1.0 million. Prior to January 1, 2018, this limit did not apply to “qualified performance-based compensation,” which required, among other factors, satisfaction of a performance goal that was established by a committee of the Board consisting of two or more non-employee directors and stockholder approval of the material terms of under which such compensation was paid. Pursuant to the tax reform legislation passed in December 2017, commonly referred to as the Tax Cuts and Jobs Act, this "performance-based compensation" exception was eliminated, effective for taxable years beginning after December 31, 2017, such that compensation paid to a public company's "covered employees" in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. In addition, the Tax Cuts and Jobs Act amended the definition of "covered employees" to include a company's chief financial officer. As such, effective January 1, 2018, "covered employees" include a company's chief executive officer, chief financial officer and the next three other most highly compensated officers serving at the end of the taxable year. Further, under the Tax Cuts and Jobs Act, once an officer is a "covered employee" their compensation will remain subject to Section 162(m) indefinitely.
As a general matter, in making its previous compensation decisions, the compensation committee sought to maximize the deductibility of compensation under Section 162(m) to the extent doing so was reasonable and consistent with our strategies and goals. Notwithstanding Section 162(m) of the Code, we believe that stockholder interests are best served by preserving the compensation committee’s discretion and flexibility to take into account factors other than tax deductibility in making compensation decisions. Furthermore, the rules and regulations promulgated under Section 162(m) are complicated and subject to change from time to time, sometimes with retroactive effect. In addition, a number of requirements must be met in order for particular compensation to so qualify and the application and interpretations of such requirements are subject to uncertainty, including the uncertain scope of the transition relief under the Tax Cuts and Jobs Act. As such, there can be no assurance that any compensation awarded or paid by the Company will be fully deductible under any circumstances. Accordingly, the compensation committee retains the flexibility to approve compensation that may not be deductible if the committee believes that doing so is in the best interests of the Company and our stockholders. Further, the compensation committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with our strategies and goals.

COMPENSATION COMMITTEE REPORT
The compensation committee of the Board reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement.

Compensation Committee

Louis J. Pastor (Chairman)
Jonathan Frates

COMPENSATION OF EXECUTIVE OFFICERS
Summary Compensation Table
The following table sets forth certain information with respect to compensation earned by our named executive officers for the years ended December 31, 2017, 2016 and 2015.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Bonus ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
John J. Lipinski,	2017	1,000,000	—	—	3,460,500	38,698	4,499,198
Former Chief Executive Officer and	2016	1,000,000	—	—	5,898,750	36,949	6,935,699
President	2015	1,000,000	—	—	7,187,500	32,214	8,219,714
David L. Lamp,	2017	42,308	—	75,000	1,500,000	—	1,617,308
Chief Executive Officer and
President
Susan M. Ball,	2017	425,000	969,987	—	705,942	19,612	2,120,541
Chief Financial Officer and	2016	425,000	945,009	—	489,345	19,082	1,878,436
Treasurer	2015	415,000	945,003	—	673,338	18,703	2,052,044
John R. Walter,	2017	299,616	492,990	—	456,786	16,987	1,266,379
Executive Vice President,	2016	290,000	450,005	—	297,497	16,517	1,054,019
General Counsel and Secretary	2015	275,000	431,018	—	405,625	16,330	1,127,973
Martin J. Power,	2017	330,000	—	—	552,248	19,657	901,905
Former Chief Commercial	2016	330,000	650,005	—	371,531	18,078	1,369,614
Officer	2015	325,000	650,012	—	510,705	18,078	1,503,795
Robert W. Haugen,	2017	295,650	—	—	—	22,302	317,952
Former Executive Vice President,	2016	365,000	645,008	—	432,087	24,109	1,466,204
Refining Operations	2015	350,000	645,005	—	611,100	22,877	1,628,982

(1)
For 2017, the above table reflects the aggregate grant date fair value for the incentive units granted to Ms. Ball and Mr. Walter by CVR Energy in December 2017 computed in accordance with FASB ASC 718, with the assumptions relied upon in such valuation set forth in Note 4 ("Share-Based Compensation") to our audited financial statements. For 2016 and 2015, the above table reflects the aggregate grant date fair value for the incentive units granted to Ms. Ball and Messrs. Walter, Power and Haugen by CVR Energy in December 2016 and 2015 computed in accordance with FASB ASC 718, with the assumptions relied upon in such valuation set forth in Note 4 ("Share-Based Compensation") to our audited financial statements.

(2)	The amount in this column for Mr. Lamp includes a $75,000 relocation bonus.

(3)
Amounts in this column for 2017, 2016 and 2015 reflect amounts earned (if any) pursuant to the PIP in respect of performance during 2017, 2016 and 2015, which were paid in 2018, 2017 and 2016, respectively. For Mr. Lipinski, the amounts for 2016 and 2015 also reflect the aggregate grant date fair value for certain performance units granted in December 2016 and 2015, of $3,500,000 for each year, that are valued based on a performance factor that is tied to certain operational performance metrics. For Mr. Lamp, the amount for 2017 reflects the aggregate grant date fair value for certain performance units granted in November 2017, of $1,500,000, that are valued based on performance factors that are tied to certain operational performance metrics.

(4)
Amounts in this column for 2017 include the following: (a) a company contribution under the CVR Energy 401(k) plan of $16,200 for each of the named executive officers (other than Mr. Lamp); (b) $15,640 for Mr. Lipinski, $2,170 for Ms. Ball, $257 for Mr. Walter and $4,494 for Mr. Haugen in premiums paid by CVR Energy on behalf of the executive officer with respect to the Company’s executive life insurance program; and (c) $6,858 for Mr. Lipinski, $1,242 for Ms. Ball, $530 for Mr. Walter, $3,457 for Mr. Power and $1,608

for Mr. Haugen in taxable value (inclusive or associated premiums) provided by CVR Energy on behalf of the executive officer with respect to the Company’s basic life insurance program.

Grants of Plan-Based Awards in Fiscal Year 2017
The following table sets forth information concerning amounts that could have been earned by our named executive officers under the PIP during 2017, as well as certain equity-based awards made to our named executive officers. Mr. Haugen was not eligible for any such compensation due to his resignation effective September 1, 2017.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards; Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(2)
John J. Lipinski	—	1,250,000	2,500,000	3,750,000	—	—
David L. Lamp	11/01/2017	1,050,000	1,500,000	1,650,000
Susan M. Ball	—	255,000	510,000	765,000	—	—
	12/29/2017	—	—	—	74,787	969,987
John R. Walter	—	165,000	330,000	495,000	—	—
	12/29/2017	—	—	—	38,010	492,990
Martin J. Power	—	189,750	379,500	569,250	—	—

(1)
Amounts in these columns reflect amounts that could have been earned by the named executive officers under the PIP in respect of 2017 performance at the threshold, target and maximum levels with respect to each performance measure. The performance measures and related goals for 2017 set by the compensation committee are described in the Compensation Discussion and Analysis. For Mr. Lamp, amounts also reflect amounts that could be earned under certain performance units issued in November 2017 at threshold, target, and maximum based on performance factors that are tied to operational performance metrics.

(2)	Reflects the grant date fair value of certain incentive unit awards to Ms. Ball and Mr. Walter computed in accordance with FASB ASC Topic 718.

Employment Agreements
John J. Lipinski.    CVR Energy most recently entered into an employment agreement with Mr. Lipinski, as chief executive officer, effective as of January 1, 2016. The agreement had a two-year term and expired December 31, 2017 in connection with Mr. Lipinski's retirement. Mr. Lipinski received an annual base salary of $1,000,000 effective as of January 1, 2017. Mr. Lipinski was also eligible to receive a performance-based annual cash bonus with a target payment equal to 250% of his annual base salary for 2017, to be based upon individual and/or company performance criteria as established by the compensation committee of the board of directors of CVR Energy. In addition, Mr. Lipinski was entitled to participate in such health, insurance, retirement and other employee benefit plans and programs of CVR Energy as in effect from time to time on the same basis as other senior executives of CVR Energy. During the term of the agreement, Mr. Lipinski was eligible to receive annually (commencing December 31, 2015) on the anniversary of the agreement date a grant of performance units pursuant to the CVR Energy LTIP having an aggregate value of $3.5 million. The material terms of the performance units are described below. Mr. Lipinski was also eligible to receive an incentive payment of $5 million if (i) CVR Energy (or a subsidiary thereof) obtained an equity or management interest in a logistics master limited partnership (a "Logistics MLP") in a transaction approved by CVR Energy’s (or such subsidiary’s) Board of Directors, provided such Logistics MLP resulted from an initial public offering, spin transaction, acquisition or joint venture, and (ii) such Logistics MLP was trading on a national securities exchange on or prior to December 31, 2017. Payment of the incentive payment was conditioned upon (x) the foregoing performance objectives being achieved, and (y) Mr. Lipinski remaining employed with CVR Energy through December 31, 2017 (unless, if an employment termination occurs earlier than December 31, 2017, such termination (A) occurred after achievement of such performance objectives and (B) was carried out by CVR Energy without cause or by Mr. Lipinski for good reason (as such terms are defined in the employment agreement)). The employment agreement provided that any such incentive payment would be the obligation of the Logistics MLP and not of CVR Energy. The agreement required Mr. Lipinski to abide by a perpetual restrictive covenant relating to non-disclosure and non-disparagement and also included covenants relating to non-solicitation and non-competition that goveredn during his employment and thereafter for the period severance is paid and, if no severance is paid, for six months following termination of employment. In addition, Mr. Lipinski's agreement provided for certain severance payments that may be due following the termination of his employment under certain circumstances, which are described below under " — Change-in-Control and Termination Payments."
David L. Lamp.    On November 1, 2017, CVR Energy entered into an employment agreement with Mr. Lamp, as chief executive officer, effective December 1, 2017. The agreement has a four-year term continuing through December 31, 2021, unless otherwise terminated by CVR Energy or Mr. Lamp. Mr. Lamp receives an annual base salary of $1,000,000 and is also eligible to receive a performance-based annual cash bonus with a target payment equal to 150% of his annual base salary, to be based upon individual and/or company performance criteria as established by the compensation committee of the board of directors of CVR Energy. In addition, Mr. Lamp is entitled to participate in such health, insurance, retirement and other employee benefit plans and programs of CVR Energy as in effect from time to time on the same basis as other senior executives of CVR Energy. During the term of the agreement, Mr. Lamp is eligible to receive annually (commencing on November 1, 2017) on the anniversary of the agreement date a grant of performance units pursuant to the CVR Energy LTIP having an aggregate value of $1.5 million. The material terms of the performance units are described below. Mr. Lamp is also eligible to receive an incentive payment of $10 million (the “Incentive Payment”) pursuant to an additional performance unit award under the CVR Energy LTIP. The Incentive Payment becomes payable if either the conditions set forth in the employment agreement or the conditions set forth in a separate Performance Unit Award Agreement (“PU Award Agreement”) (described below) are fulfilled. Pursuant to the employment agreement, the Incentive Payment becomes payable if on or prior to December 31, 2021, either (a) a transaction is consummated which constitutes a change in control (as defined in the employment agreement), or (b) the board approves a transaction which, if consummated, would constitute a change in control and such transaction is consummated on or prior to December 31, 2022. Payment of the Incentive Payment is conditioned upon Mr. Lamp remaining employed with CVR Energy through December 30, 2021 (unless terminated by CVR Energy without cause or by Mr. Lamp for good reason on or after the satisfaction of the foregoing conditions and prior to December 30, 2021). Subject to the foregoing conditions, the Incentive Payment will, if it becomes payable, be paid within 30 days following the consummation of the transaction constituting a change in control. For the avoidance of doubt, Mr. Lamp will not under any circumstance be entitled to receive more than one Incentive Payment and if he becomes entitled to the Incentive Payment under the terms of his employment agreement, Mr. Lamp will immediately forfeit any right to payments under the PU Award Agreement. The agreement requires Mr. Lamp to abide by a perpetual restrictive covenant relating to non-disclosure and non-disparagement and also includes covenants relating to non-solicitation and non-competition that govern during his employment and thereafter for the period severance is paid and, if no severance is paid, for six months following termination of employment. In addition, Mr. Lamp's agreement provided for certain severance payments that may be due following the termination of his employment under certain circumstances, which are described below under " — Change-in-Control and Termination Payments."
Martin J. Power. Effective December 1, 2014, CVR Energy entered into an employment agreement with Mr. Power. The agreement with Mr. Power had a term extending through December 31, 2017, and expired on such date in connection with his retirement. Mr. Power received an annual base salary of $330,000 effective January 1, 2017. He was also eligible to receive a performance-based annual cash bonus to be based upon individual and/or company performance criteria as established by the compensation committee of the board of directors of CVR Energy (which was set at 115% for 2017). Mr. Power was also entitled to participate in such health, insurance, retirement and other employee benefit plans and programs of CVR Energy as in effect from time to time on the same basis as other senior executives of CVR Energy. The agreement required Mr. Power to abide by a perpetual restrictive covenant relating to non-disclosure and non-disparagement, and also included covenants relating to non-solicitation and non-competition during his employment and for a period of one year and six months, respectively, following termination of employment. In addition, the employment agreement provided for certain severance payments that may be due following the termination of employment under certain circumstances, which are described below under " — Change-in-Control and Termination Payments."
Robert W. Haugen. CVR Energy most recently entered into an amended and restated employment agreement with Mr. Haugen December 18, 2014. The agreement with Mr. Haugen had a term extending through December 31, 2017, until it was terminated by Mr. Haugen effective September 1, 2017 due to his resignation. The annual salary in effect for Mr. Haugen effective as of January 1, 2017 was $365,000 and the target annual bonus percentage for Mr. Haugen was 120%; provided such bonus was forfeited due to his resignation. Mr. Haugen was also entitled to participate in such health, insurance, retirement and other employee benefit plans and programs of CVR Energy as in effect from time to time on the same basis as other senior executives of CVR Energy. The agreement required Mr. Haugen to abide by a perpetual restrictive covenant relating to non-disclosure and also include covenants relating to non-solicitation and non-competition during his employment and for one year following termination of employment.

In addition, the employment agreement provided for certain severance payments that may be due following the termination of his employment under certain circumstances. However, those benefits were forfeited due to his resignation effective September 1, 2017.
Susan M. Ball and John R. Walter. Ms. Ball and Mr. Walter do not have employment agreements. Their current base salaries are as follows: Ms. Ball - $500,000; and Mr. Walter - $380,000. In addition, each is entitled to participate in such health, insurance, retirement and other employee benefit plans and programs as in effect from time to time on the same basis as other senior executives. Ms. Ball delivered notice that she is resigning effective upon CVR Energy, CVR Refining and CVR Partners filing their respective Quarterly Reports on Form 10-Q for the quarter ended March 31, 2018.
Outstanding Equity Awards at 2017 Fiscal Year-End
This table reflects outstanding equity-based awards held by the named executive officers as of December 31, 2017. Ms. Ball's outstanding equity-based awards will be forfeited following the effectiveness of her resignation.

	Option Awards		Stock Awards
Name	Number of Securities Underlying Options (#) Unexercisable	Option Exercise Price ($)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Susan M. Ball	—	—	15,411	(2)	269,538
	—	—	66,950	(3)	1,170,956
	—	—	74,787	(4)	1,237,725
John R. Walter	—	—	7,029	(2)	122,937
	—	—	31,881	(3)	557,599
	—	—	38,010	(4)	629,066

(1)
This column represents the number of unvested units outstanding on such date, multiplied by the closing price of the units on December 29, 2017, which: (i) for purposes of the incentive units described in footnote (2) below was $17.49 (the closing price of $16.55 plus $0.94 in accrued distributions); (ii) for purposes of the incentive units described in footnote (3) below was $17.49 (the closing price of $16.55 plus $0.94 in accrued distributions); and (iii) for purposes of the incentive units described in footnote (4) below was $16.55.

(2)
The incentive units reflected were issued on December 18, 2015 and are scheduled to vest on December 18, 2018, provided the executive continues to serve as an employee of CVR Energy or one of its subsidiaries on such date, subject to accelerated vesting under certain circumstances as described in more detail in the section titled “Change-in-Control and Termination Payments” below.

(3)
The incentive units reflected were issued on December 31, 2016 and are scheduled to vest in one-half increments on December 16, 2018 and 2019, provided the executive continues to serve as an employee of CVR Energy or one of its subsidiaries on such date, subject to accelerated vesting under certain circumstances as described in more detail in the section titled “Change-in-Control and Termination Payments” below.

(4)
The incentive units reflected were issued on December 29, 2017 and are scheduled to vest in one-third increments on December 15, 2018, 2019 and 2020, provided the executive continues to serve as an employee of CVR Energy or one of its subsidiaries on such date, subject to accelerated vesting under certain circumstances as described in more detail in the section titled “Change-in-Control and Termination Payments” below.

Equity Awards Vested During Fiscal Year 2017
This table reflects the portion of awards of incentive units that vested during 2017 and were settled in accordance with the respective award agreements.

	Equity Awards
Named Executive Officer	Number of Shares or Units Acquired on Vesting (#)		Value Realized on Vesting($)(1)
Susan M. Ball	17,474	(2)	311,561
	15,411	(3)	215,908
	33,476	(4)	468,999
John R. Walter	7,751	(2)	138,200
	7,029	(3)	98,476
	15,941	(4)	223,333
Martin J. Power	13,232	(2)	235,927
	10,600	(3)	148,506
	23,026	(4)	322,594

(1)
Amounts reflected are calculated by multiplying: (a) the number of incentive units that became vested described in footnote (2) below by a per unit value equal to the average closing price of CVR Refining's common units in accordance with the agreement which was $13.77, and the accrued distributions payable pursuant to the award of $4.06, for a total of $17.83; (b) the number of incentive units that became vested described in footnote (3) below by the per unit value equal to the average closing price of CVR Refining's common units in accordance with the agreement which was $13.07, and the accrued distributions payable pursuant to the award of $0.94, for a total of $14.01; and (c) the number of incentive units that became vested described in footnote (4) below by the per unit value equal to the average closing price of CVR Refining's common units in accordance with the agreement which was $13.07, and the accrued distributions payable pursuant to the award of $0.94, for a total of $14.01.

(2)	Represents incentive units and distribution equivalent rights granted on December 26, 2014.

(3)	Represents incentive units and distribution equivalent rights granted on December 18, 2015.

(4)	Represents incentive units and distribution equivalent rights granted on December 31, 2016.

Change-in-Control and Termination Payments
Under the terms of our named executive officers’ employment agreements, they may be entitled to severance and other benefits from the Company following the termination of their employment. Ms. Ball and Mr. Walter do not have employment agreements, and Mr. Haugen resigned effective September 1, 2017. Therefore, Ms. Ball and Messrs. Walter and Haugen are not entitled to any severance and other benefits from the Company following the termination of their respective employment. The amounts of potential post-employment payments and benefits in the narrative and table below with respect to Messrs. Lipinski, Lamp and Power assume the triggering event took place on December 31, 2017, are based on salaries as of December 31, 2017, and assume the payment of bonuses at 100% of target.
John J. Lipinski.    If Mr. Lipinski's employment was terminated either by CVR Energy without cause and other than for disability or by Mr. Lipinski for good reason (as these terms are defined in his employment agreement), then in addition to any accrued amounts, including any base salary earned but unpaid through the date of termination, any earned but unpaid annual bonus for completed fiscal years, any unused accrued paid time off and any unreimbursed expenses ("Accrued Amounts"), Mr. Lipinski would have been entitled to receive as severance: (i) salary continuation for the lesser of six months and the remainder of the term of the employment agreement (such period, the "Lipinski Post-Employment Period"); and (ii) a pro-rata bonus for the year in which termination occurs based on actual results. In addition, if Mr. Lipinski's employment was terminated either by CVR Energy without cause and other than for disability or by Mr. Lipinski for good reason (as these terms are defined in his employment agreement) within one year following a change in control (as defined in his employment agreement) or in specified circumstances prior to and in connection with a change in control, Mr. Lipinski would have been entitled to receive 1/6 of his target bonus for the year of termination for each month of the Lipinski Post-Employment Period.
If Mr. Lipinski's employment was terminated as a result of his disability, then in addition to any Accrued

Amounts and any payments to be made to Mr. Lipinski under disability plan(s), Mr. Lipinski would have been entitled to disability payments during the Lipinski Post-Employment Period equal to the base rate of Mr. Lipinski's base salary as in effect immediately before his disability (the estimated total amount of this payment is set forth in the relevant table below) and a pro-rata bonus for the year in which termination occurs based on actual results. As a condition to receiving these severance payments and benefits, Mr. Lipinski would have been required to execute, deliver and not revoke a general release of claims and abide by restrictive covenants as detailed below. If Mr. Lipinski's employment was terminated at any time by reason of his death, then in addition to any Accrued Amounts, Mr. Lipinski's beneficiary (or his estate) would have been paid the base salary Mr. Lipinski would have received had he remained employed through the Lipinski Post-Employment Period, and a pro-rata bonus for the year in which termination occurs based on actual results. Notwithstanding the foregoing, CVR Energy may, at its option, purchase insurance to cover the obligations with respect to either Mr. Lipinski's supplemental disability payments or the payments due to Mr. Lipinski's beneficiary or estate by reason of his death. Mr. Lipinski would be required to cooperate in obtaining such insurance. Mr. Lipinski does not receive any payments or benefits in the event of retirement.
If any payments or distributions due to Mr. Lipinski would be subject to the excise tax imposed under Section 4999 of the Code, then such payments or distributions will be "cut back" only if that reduction would be more beneficial to him on an after-tax basis than if there was no reduction. The estimated total amounts payable to Mr. Lipinski (or his beneficiary or estate in the event of death) in the event of termination of employment under the circumstances described above are set forth in the table below. Mr. Lipinski would solely be entitled to Accrued Amounts, if any, upon the termination of employment by CVR Energy for cause, or by him voluntarily without good reason. The agreement required Mr. Lipinski to abide by a perpetual restrictive covenant relating to non-disclosure and non-disparagement. The agreement also included covenants relating to non-solicitation and non-competition during Mr. Lipinski's employment term, and thereafter during the period he receives severance payments or supplemental disability payments, as applicable, or for six months following the end of the term (if no severance or disability payments are payable).
David L. Lamp.     If Mr. Lamp's employment is terminated either by CVR Energy without cause and other than for disability or by Mr. Lamp for good reason (as these terms are defined in his employment agreement), then in addition to any Accrued Amounts, Mr. Lamp is entitled to receive as severance: (i) salary continuation for the lesser of six months and the remainder of the term of the employment agreement (such period, the "Lamp Post-Employment Period"); and (ii) a pro-rata bonus for the year in which termination occurs based on actual results. In addition, if Mr. Lamp's employment is terminated either by CVR Energy without cause and other than for disability or by Mr. Lamp for good reason (as these terms are defined in his employment agreement) within one year following a change in control (as defined in his employment agreement) or in specified circumstances prior to and in connection with a change in control, Mr. Lamp will receive the Incentive Payment within 30 days following the consummation of the change in control.
If Mr. Lamp's employment is terminated as a result of his disability, then in addition to any Accrued Amounts and any payments to be made to Mr. Lamp under disability plan(s), Mr. Lamp is entitled to disability payments during the Lamp Post-Employment Period equal to the base rate of Mr. Lamp's base salary as in effect immediately before his disability (the estimated total amount of this payment is set forth in the relevant table below) and a pro-rata bonus for the year in which termination occurs based on actual results. As a condition to receiving these severance payments and benefits, Mr. Lamp must execute, deliver and not revoke a general release of claims and abide by restrictive covenants as detailed below. If Mr. Lamp's employment is terminated at any time by reason of his death, then in addition to any Accrued Amounts, Mr. Lamp's beneficiary (or his estate) will be paid the base salary Mr. Lamp would have received had he remained employed through the Lamp Post-Employment Period, and a pro-rata bonus for the year in which termination occurs based on actual results. Notwithstanding the foregoing, CVR Energy may, at its option, purchase insurance to cover the obligations with respect to either Mr. Lamp's supplemental disability payments or the payments due to Mr. Lamp's beneficiary or estate by reason of his death. Mr. Lamp would be required to cooperate in obtaining such insurance. Mr. Lamp does not receive any payments or benefits in the event of retirement.

If any payments or distributions due to Mr. Lamp would be subject to the excise tax imposed under Section 4999 of the Code, then such payments or distributions will be "cut back" only if that reduction would be more beneficial to him on an after-tax basis than if there was no reduction. The estimated total amounts payable to Mr. Lamp (or his beneficiary or estate in the event of death) in the event of termination of employment under the circumstances described above are set forth in the table below. Mr. Lamp would solely be entitled to Accrued Amounts, if any, upon the termination of employment by CVR Energy for cause, or by him voluntarily without good reason. The agreement requires Mr. Lamp to abide by a perpetual restrictive covenant relating to non-disclosure and non-disparagement. The agreement also includes covenants relating to non-solicitation and non-competition during Mr. Lamp's employment term, and thereafter during the period he receives severance payments or supplemental disability payments, as applicable, or for six months following the end of the term (if no severance or disability payments are payable).
Martin J. Power.   If the employment of Mr. Power was terminated either by CVR Energy without cause and other than for disability or by Mr. Power for good reason (as such terms are defined in his employment agreement), then Mr. Power would have been entitled, in addition to any Accrued Amounts, to receive as severance (a) salary continuation for the lesser of six months or the remainder of the term of the agreement, (b) a pro-rata bonus for the year in which termination occurs based on actual results and (c) subject to his timely election, and the availability thereof, continuation coverage under our general partner's group health plan as provided under Part 6 of Title I of the Employment Retirement Income Security Act of 1974 (as amended) and Section 4980B of the Internal Revenue Code of 1986 (as amended) (collectively, “COBRA”) for the applicable continuation period under COBRA.
As a condition to receiving these severance payments and benefits, Mr. Power would have been required to (a) execute, deliver and not revoke a general release of claims and (b) abide by restrictive covenants as detailed below. The agreement provided that if any payments or distributions due to Mr. Power would be subject to the excise tax imposed under Section 4999 of the Code, then such payments or distributions will be cut back only if that reduction would be more beneficial to the executive officer on an after-tax basis than if there were no reduction. Mr. Power would solely be entitled to Accrued Amounts, if any, upon the termination of employment by our general partner for cause, or by Mr. Power voluntarily without good reason. The agreement required Mr. Power to abide by a perpetual restrictive covenant relating to non-disclosure and non-disparagement. The agreement also included covenants relating to non-solicitation and non-competition during the employment term and for six months and one year, respectively, following the end of the term.

	Cash Severance ($)					Benefit Continuation ($)(3)
	Death	Disability	Retirement	Termination without Cause or with Good Reason		Death	Disability	Retirement	Termination without Cause or with Good Reason
				(1)	(2)				(1)	(2)
John J. Lipinski (4)	2,500,000	2,500,000	—	2,500,000	2,500,000	—	—	—	—	—
David L. Lamp	500,000	500,000	—	500,000	10,500,000	—	—	—	—	—
Martin J. Power (5)	—	—	—	379,500	379,500	—	—	—	—	—

(1)	Severance payments and benefits in the event of termination without cause or resignation for good reason not in connection with a change in control.

(2)	Severance payments and benefits in the event of termination without cause or resignation for good reason in connection with a change in control.

(3)	Beginning in 2014, CVR Energy switched to a self-insured medical plan, and premiums for the named executive officers are paid by the employee only.

(4)
The table above shows the payment of Mr. Lipinski's bonus at target under the described circumstances. Mr. Lipinski retired December 31, 2017 concurrent with the expiration of his employment agreement. Under the terms of his employment agreement following expiration, he received his actual earned bonus for 2017, as disclosed in the Summary Compensation Table of $3,460,500.

(5)
The table above shows the payment of Mr. Power's bonus at target under the described circumstances. Mr. Power retired December 31, 2017 concurrent with the expiration of his employment agreement. Under the terms of his employment agreement following expiration, he received his actual earned bonus for 2017, as disclosed in the Summary Compensation Table of $552,248.

Each of our named executive officers (except for Messrs. Lipinski and Lamp) has been granted incentive units by CVR Energy.

In December 2015, 2016 and 2017 CVR Energy granted Ms. Ball and Mr. Walter, and in December 2015 and 2016 CVR Energy granted Messrs. Power and Haugen, awards consisting of incentive units and distribution equivalent rights. Each incentive unit and distribution equivalent right represents the right to receive, upon vesting, a cash payment equal to (a) the average fair market value of one unit of the CVR Refining's common units for the ten trading days preceding vesting, plus (b) the per unit cash value of all distributions declared and paid by CVR Refining from the grant date to and including the vesting date. The awards are subject to transfer restrictions and vesting requirements that lapse in one-third annual increments on each annual vesting date, subject to immediate vesting under certain circumstances. With respect to Ms. Ball (for the 2015 award agreement) and Mr. Haugen (for the 2015 and 2016 award agreements), the award becomes immediately vested in the event of any of the following: (i) such named executive officer's employment is terminated other than for cause within the one-year period following a change in control; (ii) such named executive officer resigns from employment for good reason within the one year period following a change in control; or (iii) such named executive officer's employment is terminated under certain circumstances prior to a change in control. If (x) Ms. Ball or Messrs. Walter, Power or Haugen is terminated other than for cause, or (y) Ms. Ball (for the 2015 award agreement) or Messrs. Power or Haugen (for the 2015-2016 award agreements) resigns for good reason in the absence of a change in control, or (z) if any named executive officer's employment is terminated due to death or disability, then the portion of the award scheduled to vest in the year in which such event occurs becomes immediately vested and the remaining portion is forfeited. Ms. Ball's outstanding incentive unit awards will be forfeited following the effectiveness of her resignation. Mr. Haugen, effective September 1, 2017, forfeited any unvested incentive units granted by CVR Energy due to his resignation. Upon his retirement on December 31, 2017, Mr. Power forfeited any unvested incentive units granted by CVR Energy.

In December 2016, CVR Energy granted Mr. Lipinski an award of 3,500 performance units. The award represents the right to receive a cash payment equal to $1,000 multiplied by the applicable performance factor. The performance factor is determined based on the level of attainment of the applicable performance objective, set forth as a percentage, which may range from 0-110%. Seventy-five percent of the performance units attributable to the award are subject to a performance objective relating to the average barrels per day crude throughput during the performance cycle, and 25% of the performance units attributable to the award are subject to a performance objective relating to the average gathered crude barrels per day during the performance cycle. The performance objectives are set in accordance with approved levels of the business plan for the fiscal year during the performance cycle and therefore are considered reasonably possible of being achieved. The amount paid pursuant to the award, if any, will be paid following the end of the performance cycle for the award, but no later than March 6, 2018. The award is subject to transfer restrictions and carries a performance cycle ending on December 31, 2017. In the event of Mr. Lipinski’s termination of employment prior to the applicable payment date by reason of Mr. Lipinski’s death or disability, all performance units with respect to which a payment date has not yet occurred will remain outstanding, and amounts due to Mr. Lipinski, if any, with respect to such performance units will be paid in the ordinary course as if his employment had not terminated based on actual results. In the event prior to the applicable payment date Mr. Lipinski's employment is terminated by CVR Energy other than for cause or by reason of Mr. Lipinski’s resignation for good reason, a pro rata portion of the performance units with respect to which a payment date has not yet occurred will remain outstanding, and amounts due to Mr. Lipinski, if any, with respect to such performance units will be paid in the ordinary course as if his employment had not terminated based on actual results. In the event that Mr. Lipinski’s employment terminates for any other reason prior to the dates set forth above, all performance units with respect to which a payment date has not yet occurred will be forfeited immediately.
In November 2017, CVR Energy granted Mr. Lamp an award of 1,500 performance units. The award represents the right to receive a cash payment equal to $1,000 multiplied by the applicable performance factor. The performance factor is determined based on the level of attainment of the applicable performance objective, and both the performance factor and performance objective(s) will be determined by CVR Energy's compensation committee. The amount paid pursuant to the award, if any, will be paid following the end of the performance cycle for the award, but no later than March 6, 2019. The award is subject to transfer restrictions and carries a performance cycle commencing January 1, 2018 and ending on December 31, 2018. In the event of Mr. Lamp's termination of employment prior to the applicable payment date by reason of Mr. Lamp's death or disability, all performance units with respect to which a payment date has not yet occurred will remain outstanding, and amounts due to Mr. Lamp, if any, with respect to such performance units will be paid in the ordinary course as if his employment had not terminated based on actual results. In the event prior to the applicable payment date Mr. Lamp's employment is terminated by CVR Energy other than for cause or by reason of Mr. Lamp's resignation for good reason, a pro rata portion of the performance units with respect to which a payment date has not yet occurred will remain outstanding, and amounts due to Mr. Lamp, if any, with respect to such performance units will be paid in the ordinary course as if his employment had not terminated based on actual results. In the event that Mr. Lamp's employment terminates for any other reason prior to the dates set forth above, all performance units with respect to which a payment date has not yet occurred will be forfeited immediately.
In November 2017, CVR Energy also entered into the PU Award Agreement in which Mr. Lamp was granted performance units with a cash value equal to the Incentive Payment. In addition to the change in control trigger described above, the award will vest and the Incentive Payment will become payable if the average closing price of CVR Energy’s common stock on the NYSE over the 30-day trading period from January 4, 2022 to February 15, 2022 is equal to or greater than $60 per share. The award will be immediately forfeited and terminated if the foregoing vesting condition is not satisfied, or if at any time, on or prior to December 31, 2021, Mr. Lamp’s employment with CVR Energy is terminated for any or no reason, a change in control occurs, or the board approves a transaction, which, if consummated, would constitute a change in control. For the avoidance of doubt, Mr. Lamp will not under any circumstance be entitled to receive more than one Incentive Payment and if he becomes entitled to the Incentive Payment under the terms of the employment agreement, Mr. Lamp will immediately forfeit any right to payments under the PU Award Agreement.

The following table reflects the value of accelerated vesting of the unvested incentive units held by the named executive officers assuming the triggering event took place on December 31, 2017. For purposes of the December 2015 incentive unit award, the value is based on the 10-day average closing price of CVR Refining common units for the 10 trading days preceding December 31, 2017, or $14.96 per unit plus accrued distributions of $0.94 per unit. The table does not take into consideration the value of the performance units held by Mr. Lipinski (which was the only award held by Mr. Lipinski) since such performance units would not accelerate, but instead pay out in the ordinary course as if his employment had not terminated. The table also does not take into consideration the value of the performance units held by Mr. Lamp, since the performance cycle does not commence until January 1, 2018. Messrs. Walter and Power do not have any awards from CVR Energy that qualify for acceleration in the event of their termination as of December 31, 2017. Mr. Haugen, effective September 1, 2017, forfeited any unvested incentive units granted by CVR Energy due to his resignation. Upon his retirement on December 31, 2017, Mr. Power forfeited any unvested incentive units granted by CVR Energy.

Value of Accelerated Vesting

	Death ($)	Disability ($)	Retirement ($)	Termination without Cause or with Good Reason ($)
				(1)	(2)
Susan M. Ball	—	—	—	—	245,035

(1)	Termination without cause or resignation for good reason not in connection with a change in control.

(2)	Termination without cause or resignation for good reason in connection with a change in control.

Pay Ratio

Pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted a rule requiring annual disclosure of the ratio of the total annual compensation of the Company's Principal Executive Officer ("PEO") to the median employee's annual total compensation. For 2017, we calculated this ratio using Mr. Lipinski as our PEO. Mr. Lipinski served as Chief Executive Officer and President until his retirement on December 31, 2017. Set forth below for 2017 is a comparison of (i) the median of the annual total compensation of all our employees and our consolidated subsidiaries (except our PEO) and (ii) the annual total compensation of our PEO. The median of the annual total compensation and the pay ratio described below are reasonable estimates calculated by the Company in a manner consistent with Item 402(u) of Regulation S-K.
We estimate that the median of the annual total compensation of all our employees and our consolidated subsidiaries (except our PEO) was $110,010 for 2017. The annual total compensation of Mr. Lipinski, our PEO for 2017, as reported in the Summary Compensation Table included in this Proxy Statement, was $4,499,198 for 2017.
Based on this information, we estimate that the ratio of the annual total compensation of our PEO to the median of the annual total compensation of all employees was 41 to 1 for 2017.
To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our PEO, we used the following methodology and made the following material assumptions, adjustments, and estimates:
1.    For 2017, we calculated this ratio using Mr. Lipinski as our PEO. Mr. Lipinski served as Chief Executive Officer and President and a director until his retirement on December 31, 2017. Mr. Lamp succeeded Mr. Lipinski and was appointed as co-Chief Executive Officer and President on December 1, 2017 and joined the board of directors effective January 1, 2018. We calculated the pay ratio for 2017 using Mr. Lipinski as our PEO, rather than Mr. Lamp, because Mr. Lipinski served in this capacity for the entirety of 2017 while Mr. Lamp served in this capacity for only one month.
2.    We determined that, as of December 31, 2017, the employee population of CVR Energy and its consolidated subsidiaries consisted of 1,449 individuals.
3.    To identify the "median employee" from the employee population, we compared the amount of annual total compensation of such employees for 2017 determined in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, which consisted of salary, bonus, non-equity incentive plan compensation and other compensation. We "annualized" the compensation of our full-time and part-time permanent employees as of December 31, 2017 to adjust for the portion of the year that the employee did not work, if applicable. We did not make any cost-of-living adjustments in identifying the "median employee."
4.    Once we identified our median employee, we included the elements of such employee's compensation for 2017 determined in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $110,010. With respect to the annual total compensation of our PEO, we used the amount reported in the "Total" column of our 2017 Summary Compensation Table included in this Proxy Statement, which was calculated in accordance with the same requirements of Item 402(c)(2)(x) of Regulation S-K, as further described in the table immediately following our 2017 Summary Compensation Table.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
This section describes related party transactions between the Company and its directors, executive officers and 5% stockholders (and entities controlled by such persons, including CVR Partners and CVR Refining) that occurred during the year ended December 31, 2017 and as otherwise described herein.
Transactions with Affiliates of IEP
In May 2012, IEP announced that it had acquired control of CVR pursuant to a tender offer to purchase all of the issued and outstanding shares of the Company’s common stock. As of December 31, 2017, IEP and its affiliates owned approximately 82% of all common shares outstanding.

Tax Allocation Agreement
On May 19, 2012, the Company became a member of the consolidated federal tax group of American Entertainment Properties Corporation (“AEPC”), a wholly-owned subsidiary of IEP, and subsequently entered into a tax allocation agreement with AEPC (the “Tax Allocation Agreement”). The Tax Allocation Agreement provides that AEPC will pay all consolidated federal income taxes on behalf of the consolidated tax group. The Company is required to make payments to AEPC in an amount equal to the tax liability, if any, that it would have paid if it were to file as a consolidated group separate and apart from AEPC.
As of December 31, 2017, the Company recorded a receivable of $5.1 million for an overpayment of federal income taxes to AEPC under the Tax Allocation Agreement. During the year ended December 31, 2017, the Company paid $15.0 million to AEPC under the Tax Allocation Agreement.
Insight Portfolio Group
Insight Portfolio Group LLC (“Insight Portfolio Group”) is an entity formed and controlled by Mr. Icahn in order to maximize the potential buying power of a group of entities with which Mr. Icahn has a relationship in negotiating with a wide range of suppliers of goods, services and tangible and intangible property at negotiated rates. In January 2013, CVR Energy acquired a minority equity interest in Insight Portfolio Group and agreed to pay a portion of Insight Portfolio Group’s operating expenses. The Company paid Insight Portfolio Group approximately $0.2 million during the year ended December 31, 2017. The Company may purchase a variety of goods and services as a member of the buying group at prices and terms that management believes would be more favorable than those which would be achieved on a stand-alone basis.
Railcar Lease Agreements and Maintenance
In the second quarter of 2016, a subsidiary of CVR Partners entered into agreements to lease a total of 115 UAN railcars from American Railcar Leasing LLC ("ARL"). The lease agreements have a term of approximately seven years. In the second quarter of 2017, a subsidiary of CVR Partners entered into an agreement to lease an additional 70 UAN railcars from ARL. The lease agreements have a term of approximately five years. The subsidiary received the additional 70 leased railcars during the second half of 2017. For the year ended December 31, 2017, rent expense of $1.0 million was recorded related to these agreements and was included in cost of materials and other in the Consolidated Statements of Operations.
American Railcar Industries, Inc. a company controlled by IEP, performed railcar maintenance for a subsidiary of CVR Partners and the expense associated with this maintenance was approximately $0.2 million of the year ended December 31, 2017 and was included in cost of materials and other in the Consolidated Statements of Operations.
VPP Joint Venture

On September 19, 2016, Coffeyville Resources Pipeline, LLC ("CRPLLC"), an indirect wholly-owned subsidiary of CVR Refining, entered into an agreement with Velocity Central Oklahoma Pipeline LLC ("Velocity") related to their joint ownership of Velocity Pipeline Partners, LLC ("VPP"), which is a pipeline company that operates a 12-inch crude oil pipeline with a capacity of approximately 65,000 barrels per day and an estimated length of 25 miles with a connection to CVR Refining's Wynnewood refinery and a trucking terminal at Lowrance, Oklahoma. CRPLLC holds a 40% interest in VPP. Velocity holds a 60% interest in VPP and serves as the day-to-day operator of VPP.

Coffeyville Resources Refining & Marketing, LLC ("CRRM") is party to a transportation agreement with VPP for an initial term of 20 years under which VPP provides CRRM with crude oil transportation services for crude oil purchased within a defined geographic area, and CRRM entered into a terminalling services agreement with Velocity under which it receives access to Velocity’s terminal in Lowrance, Oklahoma to unload and pump crude oil into VPP's pipeline for an initial term of 20 years. For the nine months ended December 31, 2017, CRRM incurred costs of $1.8 million, under the transportation agreement with VPP. CRRM's crude shipments on the pipeline for the nine months ended December 31, 2017 averaged approximately 16,000 barrels per day. As of December 31, 2017, the Consolidated Balance Sheets included a liability of $0.3 million to VPP.

Midway Joint Venture

On October 31, 2017, subsidiaries of CVR Refining and Plains All American Pipeline, L.P. ("Plains") formed a 50/50 joint venture, Midway Pipeline LLC ("Midway"), which acquired the approximately 100-mile, 16-inch Cushing to Broome pipeline system from Plains. The Cushing to Broome pipeline system connects CVR Refining’s Coffeyville, Kansas, refinery to the Cushing, Oklahoma oil hub. Midway has a contract with Plains pursuant to which Plains will continue its role as operator of the pipeline.
For the two months ended December 31, 2017, CVR Refining incurred costs of $3.0 million with Midway for crude oil transportation services. Crude shipments on the pipeline for the two months ended December 31, 2017 averaged approximately 103,000 barrels per day.
Transactions with CVR Partners and CVR Refining
Background
In October 2007, prior to CVR Energy’s initial public offering, we created CVR Partners and transferred our nitrogen fertilizer business to CVR Partners.
In connection with the creation of CVR Partners in October 2007, the general and limited partners entered into a limited partnership agreement, which set forth the various rights and responsibilities of the partners in CVR Partners. In addition, we entered into a number of intercompany agreements with CVR Partners.
In April 2011, CVR Partners consummated its initial public offering. To effectuate CVR Partners’ initial public offering, we entered into a new limited partnership agreement, entered into a series of new agreements and amended and restated certain of our existing intercompany agreements with CVR Partners and Coffeyville Resources Nitrogen Fertilizer, LLC (“CRNF”) as set forth below. In connection with CVR Refining’s initial public offering in January 2013, certain of CVR Energy’s subsidiaries party to these agreements became subsidiaries of CVR Refining. In addition, we entered into several new agreements with CVR Refining and its subsidiaries to govern the relationship between CVR Refining and its subsidiaries and CVR Energy. These agreements were not the result of arm’s-length negotiations and the terms of these agreements are not necessarily at least as favorable to the parties to these agreements as terms, which could have been obtained from unaffiliated third parties.
Pet Coke Supply Agreement
Coffeyville Resources Refining & Marketing, LLC (“CRRM”), a wholly-owned subsidiary of CVR Refining, is a party to a pet coke supply agreement with CRNF, a wholly-owned subsidiary of CVR Partners, pursuant to which it supplies pet coke to CRNF. This agreement provides that CRRM must deliver to CRNF during each calendar year an annual required amount of pet coke equal to the lesser of (i) 100 percent of the pet coke produced at CRRM’s Coffeyville, Kansas petroleum refinery or (ii) 500,000 tons of pet coke. CRNF is obligated to purchase this annual required amount. If CRRM produces more than 41,667 tons of pet coke during a calendar month, CRNF will have the option to purchase the excess at the purchase price provided for in the agreement. If CRNF declines to exercise this option, CRRM may sell the excess to a third party.
The price CRNF pays pursuant to the pet coke supply agreement is based on the lesser of a pet coke price derived from the price received for UAN, or the UAN-based price, and a pet coke price index. The UAN-based price begins with a pet coke price of $25 per ton based on a price per ton for UAN that excludes transportation cost, or "netback price", of $205 per ton, and adjusts up or down $0.50 per ton for every $1.00 change in the netback price. The UAN-based price has a ceiling of $40 per ton and a floor of $5 per ton.
CRNF will pay any taxes associated with the sale, purchase, transportation, delivery, storage or consumption of the pet coke. CRNF is entitled to offset any amount payable for the pet coke against any amount CRRM owes under the feedstock and shared services agreement between the parties.
The terms of the pet coke supply agreement provide benefits to both parties. The cost of the pet coke CRRM supplies to CRNF in most cases will be lower than the price that CRNF otherwise would pay to third parties. The cost to CRNF will be lower both because the actual price paid will be lower and because CRNF will pay significantly reduced transportation costs (since the pet coke is supplied by an adjacent facility, which will involve no freight or tariff costs). In addition, because the cost CRNF pays will be formulaically related to the price received for UAN (subject to a UAN based price floor and ceiling), CRNF will enjoy lower pet coke costs during periods of lower revenues regardless of the prevailing pet coke market.

In return for CRRM receiving a potentially lower price for pet coke in periods when the pet coke price is impacted by lower UAN prices, CRRM enjoys the following benefits associated with the disposition of a low value by-product of the refining process: avoiding the capital cost and operating expenses associated with handling pet coke; enjoying flexibility in its crude slate and operations as a result of not being required to meet a specific pet coke quality; and avoiding the administration, credit risk and marketing fees associated with selling pet coke.
The agreement has an initial term of 20 years, ending October 2027, which automatically extends for successive five-year renewal periods. Either party may terminate the agreement by giving notice no later than three years prior to a renewal date. The agreement is also terminable by mutual consent of the parties or if a party breaches the agreement and does not cure within applicable cure periods. Additionally, the agreement may be terminated in some circumstances if substantially all of the operations at CRNF's nitrogen fertilizer plant or CRRM's Coffeyville, Kansas refinery are permanently terminated or if either party is subject to a bankruptcy proceeding or otherwise becomes insolvent.
CRNF’s pet coke cost per ton purchased from CRRM averaged $6.14 for the year ended December 31, 2017. Total CRNF purchases of pet coke from CRRM were approximately $2.0 million for the year ended December 31, 2017. Third-party pet coke prices averaged $37.05 for the year ended December 31, 2017. Total purchases of pet coke from third parties were approximately $6.1 million for the year ended December 31, 2017.
Feedstock and Shared Services Agreement
CRNF is party to a feedstock and shared services agreement with CRRM, under which the two parties provide feedstock and other services to one another. These feedstocks and services are utilized in the respective production processes of CRRM’s Coffeyville, Kansas refinery and CRNF’s nitrogen fertilizer plant. Feedstocks provided under the agreement include, among others, hydrogen, high-pressure steam, nitrogen, instrument air, oxygen and natural gas. The agreement was amended and restated effective January 2017.
CRNF transfers hydrogen to CRRM pursuant to the feedstock agreement. CRNF is not required to sell hydrogen to CRRM if such hydrogen is required for operation of CRNF's fertilizer plant, if such sale would adversely affect CVR Partners' classification as a partnership for federal income tax purposes, or if such sale would not be in CRNF’s best interest. The feedstock agreement provides hydrogen supply and pricing terms for sales of hydrogen by CRNF. Pricing for sales of hydrogen from CRNF to CRRM is based on ammonia prices for sales of hydrogen up to a designated amount. For sales of hydrogen in excess of such amount, the pricing reverts to a UAN pricing structure to make CRNF whole, as if CRNF had produced UAN for sale. For the year ended December 31, 2017, CRRM purchased approximately $0.4 million of hydrogen from CRNF.
The agreement provides that both parties must deliver high-pressure steam to one another under certain circumstances. During the year ended December 31, 2017, net expenses reimbursed in direct operating expenses (exclusive of depreciation and amortization) was approximately $0.2 million related to high-pressure steam. CRNF is also obligated to make available to CRRM any nitrogen produced by the Linde air separation plant that is not required for the operation of CRNF's nitrogen fertilizer plant, as determined by CRNF in a commercially reasonable manner. The price for the nitrogen is based on a cost of $0.035 per kilowatt hour, as adjusted to reflect changes in the CRNF electric bill. There were no payment associated with nitrogen for the year ended December 31, 2017.
The agreement also provides that both CRRM and CRNF must deliver instrument air to one another in some circumstances. CRNF must make instrument air available for purchase by CRRM at a minimum flow rate, to the extent produced by the Linde air separation plant and available to CRNF. The price for such instrument air is $18,000 per month, prorated according to the number of days of use per month, subject to certain adjustments, including adjustments to reflect changes in the CRNF electric bill. To the extent that instrument air is not available from the Linde air separation plant and is available from CRRM, CRRM is required to make instrument air available to CRNF for purchase at a price of $18,000 per month, prorated according to the number of days of use per month, subject to certain adjustments, including adjustments to reflect changes in the electric bill.
CRNF is obligated to provide oxygen produced by its Linde air separation plant and made available to it to the extent that such oxygen is not required for operation of its nitrogen fertilizer plant. The oxygen is required to meet certain specifications. CRRM reimbursed approximately $0.1 million to CRNF for the purchase of oxygen for the year ended December 31, 2017 and was included as an increase to direct operating expenses (exclusive of depreciation and amortization).
Prior to November 1, 2017, the feedstock and shared services agreement provided a mechanism pursuant to which CRNF transfered a tail gas stream to CRRM. The net amount of direct operation expenses generated from the purchase of tail gas from CRNF to CRRM were nominal for the year ended December 31, 2017. In April 2011, CRRM installed a pipe between CRRM’s refinery and CRNF’s nitrogen fertilizer plant to transfer the tail gas. CRNF paid CRRM the cost of installing the pipe and provided an additional 15% to cover the cost of capital, which was due from CRNF to CRRM over four years.
Effective November 1, 2017, the feedstock and shared services agreement was amended to provide a mechanism to transfer a natural gas stream from CRRM to CRNF, and CRNF will no longer transfer tail gas to CRRM. The pipe previously used for the transfer of tail gas was altered to exclusively allow for the transportation of natural gas. CRRM will nominate and purchase natural gas transportation and natural gas supplies for CRNF. CRNF will reimburse CRRM for the commodity cost of the natural gas and will pay a nominal fee for transportation and maintenance.

CRNF also occasionally provides finished product tank capacity to CRRM under the agreement. There was no reimbursed direct operating expense for the use of tank capacity for the year ended December 31, 2017.
The agreement also addresses the allocation of various other feedstocks, services and related costs between the parties. Sour water, water for use in fire emergencies, tank storage, costs associated with security services and costs associated with the removal of excess sulfur are all allocated between the two parties by the terms of the agreement. The agreement also requires CRNF to reimburse CRRM for utility costs related to a sulfur processing agreement between CRRM and Tessenderlo Kerley, Inc. (“Tessenderlo Kerley”). CRNF has a similar agreement with Tessenderlo Kerley. Otherwise, costs relating to both CRRM’s and CRNF’s existing agreements with Tessenderlo Kerley are allocated equally between the two parties, except in certain circumstances.
The parties may temporarily suspend the provision of feedstocks or services pursuant to the terms of the agreement if repairs or maintenance are necessary on applicable facilities. Additionally, the agreement imposes minimum insurance requirements on the parties and their affiliates.
The agreement has an initial term of 20 years, ending in 2031, which will be automatically extended for successive five-year renewal periods. Either party may terminate the agreement, effective upon the last day of a term, by giving notice no later than three years prior to a renewal date. The agreement is also be terminable by mutual consent of the parties or if one party breaches the agreement and does not cure within applicable cure periods and the breach materially and adversely affects the ability of the terminating party to operate its facility. Additionally, the agreement may be terminated in some circumstances if substantially all of the operations at CRNF's nitrogen fertilizer plant or CRRM's Coffeyville, Kansas refinery are permanently terminated, or if either party is subject to a bankruptcy proceeding, or otherwise becomes insolvent. Either party is entitled to assign its rights and obligations under the agreement to an affiliate of the assigning party, to a party's lenders for collateral security purposes, or to an entity that acquires all or substantially all of the equity or assets of the assigning party related to CRRM's refinery or CRNF's fertilizer plant, as applicable, in each case subject to applicable consent requirements. The agreement contains an obligation to indemnify the other party and its affiliates against liability arising from breach of the agreement, negligence, or willful misconduct by the indemnifying party or its affiliates. The indemnification obligation will be reduced, as applicable, by amounts actually recovered by the indemnified party from third parties or insurance coverage. The agreement also contains a provision that prohibits recovery of lost profits or revenue, or special, incidental, exemplary, punitive or consequential damages from either party or certain affiliates.
Hydrogen Purchase and Sales Agreement

CRRM and CRNF entered into a hydrogen purchase and sale agreement that was effective January 2017, pursuant to which, CRRM agreed to sell and deliver a committed hydrogen volume of 90,000 mscf per month, and CRNF agreed to purchase and receive the committed volume. The committed volume pricing is based on a monthly fixed fee (based on the fixed and capital charges associated with producing the committed volume) and a monthly variable fee (based on the natural gas price associated with hydrogen actually received). In the event CRNF fails to take delivery of the full committed volume in a month, CRNF remains obligated to pay CRRM for a monthly fixed fee and also to pay a monthly variable fee based upon the actual hydrogen volume received, if any. In the event CRRM fails to deliver any portion of the committed volume for the applicable month for any reason other than planned repairs and maintenance, CRNF will be entitled to a pro-rata reduction of the monthly fixed fee. CRNF also has the option to purchase excess volume of up to 60,000 mscf per month, or more upon mutual agreement, from CRRM, if available for purchase.

A portion of the monthly variable fee, as defined in the terms of the agreement, is determined according to the natural gas costs incurred by CRRM in operation of the hydrogen plant, which will reflect market-driven changes in the natural gas prices. In addition, certain fixed fees will be adjusted on an annual basis according to the changes in a cost index, as defined in the terms of the agreement.

CRRM is not required to sell hydrogen to CRNF if such sale would adversely affect CVR Refining’s classification as a partnership for federal income tax purposes, and is not required to sell hydrogen to CRNF in excess of the committed volume if such volumes are needed for CRRM’s operations.

The agreement has an initial term of 20 years and will be automatically extended following the initial term for additional successive five-year renewal terms unless either party gives 180 days written notice. Certain fees under the agreement are subject to modification after this initial term. The agreement contains customary terms related to indemnification, as well as termination for breach, by mutual consent, or due to insolvency or cessation of operations.

For the year ended December 31, 2017, CRRM's gross sales of hydrogen to CRNF were approximately $4.2 million. The monthly hydrogen sales are cash settled net with hydrogen purchases pursuant to the feedstock and shared services agreement. At December 31, 2017, current recoveries, net of any amounts due to CRNF under the feedstock and shared services agreement for hydrogen, of approximately $0.3 million were included in accounts receivable on the Consolidated Balance Sheets associated with net hydrogen sales to CRNF.
Raw Water and Facilities Sharing Agreement
CRRM entered into a raw water and facilities sharing agreement with CRNF in October 2017 which (i) provides for the allocation of raw water resources between CRRM’s Coffeyville refinery and CRNF’s Coffeyville nitrogen fertilizer plant and (ii) provides for the management of the water intake system (consisting primarily of a water intake structure, water pumps, meters and a short run of piping between the intake structure and the origin of the separate pipes that transport the water to each facility) which draws raw water from the Verdigris River for the parties' facilities. This agreement provides that a water management team consisting of one representative from each party to the agreement will manage the Verdigris River water intake system. The water intake system is owned and operated by CRRM. The agreement provides each party has an undivided one-half interest in the water rights, which will allow the water to be removed from the Verdigris River for use at CRRM’s Coffeyville refinery and CRNF’s nitrogen fertilizer plant.
The agreement provides that CRRM’s Coffeyville refinery and CRNF’s Coffeyville nitrogen fertilizer plant are entitled to receive sufficient amounts of water from the Verdigris River each day to enable them to conduct their businesses at their appropriate operational levels. However, if the amount of water available from the Verdigris River is insufficient to satisfy the operational requirements of both facilities, then such water shall be allocated between the two facilities on a prorated basis. This prorated basis will be determined by calculating the percentage of water used by each facility over the two calendar years prior to the shortage, making appropriate adjustments for any operational outages involving either of the two facilities.
Costs associated with operation of the water intake system and administration of water rights are also allocated on a prorated basis, calculated by CRRM based on the percentage of water used by each facility during the calendar year in which such costs are incurred. However, in certain circumstances, such as where one party bears direct responsibility for the modification or repair of the water pumps, one party will bear all costs associated with such activity. Additionally, CRNF must reimburse CRRM for electricity required to operate the water pumps on a prorated basis that is calculated monthly.
Either CRNF or CRRM is entitled to terminate the agreement by giving the other party at least three years’ prior written notice. Between the time that notice is given and the termination date, CRRM is required to cooperate with CRNF to allow CRNF to build its own water intake system on the Verdigris River to be used for supplying water to CRNF's Coffeyville nitrogen fertilizer plant. CRRM is required to grant easements and access over its property so that CRNF can construct and utilize such new water intake system, provided that no such easements or access over CRRM’s property shall have a material adverse effect on its business or operations at the Coffeyville refinery. CRNF will bear all costs and expenses for such construction if it is the party that terminated the original water sharing agreement. If CRRM terminates the original water sharing agreement, CRNF may either install a new water intake system at its own expense or require CRRM to sell the existing water intake system to CRNF for a price equal to the depreciated book value of the water intake system as of the date of transfer.
Either party may assign its rights and obligations under the agreement to an affiliate of the assigning party, to a party’s lenders for collateral security purposes or to an entity that acquires all or substantially all of the equity or assets of the assigning party related to the Coffeyville refinery or the Coffeyville nitrogen fertilizer plant, as applicable, in each case subject to applicable consent requirements. The parties may obtain injunctive relief to enforce their rights under the agreement. The agreement contains an obligation to indemnify the other party and its affiliates against liability arising from breach of the agreement, negligence, or willful misconduct by the indemnifying party or its affiliates. The indemnification obligation will be reduced, as applicable, by amounts actually recovered by the indemnified party from third parties or insurance coverage. The agreement also contains a provision that prohibits recovery of lost profits or revenue, or special, incidental, exemplary, punitive or consequential damages from either party or certain affiliates.
The term of the agreement is perpetual unless (1) the agreement is terminated by either party upon three years’ prior written notice in the manner described above or (2) the agreement is otherwise terminated by the mutual written consent of the parties.
Cross-Easement Agreement
CRRM and CRNF entered into a cross-easement agreement in October 2007 and an amended and restated cross-easement agreement in April 2011. The purpose of the agreement is to enable both CRRM and CRNF to access and utilize each other’s land in certain circumstances in order to operate their respective businesses. The agreement grants easements for the benefit of both parties and establishes easements for operational facilities, pipelines, equipment, access and water rights, among other easements. The intent of the agreement is to structure easements that provide flexibility for both parties to develop their respective properties, without depriving either party of the benefits associated with the continuous reasonable use of the other party’s property.
The agreement provides that facilities located on each party’s property will generally be owned and maintained by the party owning such property; provided, however, that in certain specified cases where a facility that benefits one party is located on the other party’s property, the benefited party will have the right to use, and will be responsible for operating and maintaining, the subject facility.
The easements granted under the agreement are non-exclusive to the extent that future grants of easements do not interfere with easements granted under the agreement. The duration of the easements granted under the agreement will vary, and some will be perpetual. Easements pertaining to certain facilities that are required to carry out the terms of CRNF’s other agreements with CRRM will terminate upon the termination of such related agreements.
The agreement contains an obligation to indemnify, defend and hold harmless the other party against liability arising from negligence or willful misconduct by the indemnifying party. The agreement also requires the parties to carry minimum amounts of employer’s liability insurance, commercial general liability insurance and other types of insurance. If either party transfers its fee simple ownership interest in the real property governed by the agreement, the new owner of the real property will be deemed to have assumed all of the obligations of the transferring party under the agreement, except that the transferring party will retain liability for all obligations under the agreement which arose prior to the date of transfer.
Environmental Agreement
CRRM and CRNF entered into an environmental agreement in October 2007 that provides for certain indemnification and access rights in connection with environmental matters affecting CRRM’s Coffeyville refinery and CRNF’s Coffeyville nitrogen fertilizer plant. A supplement to the agreement was entered into in February 2008 in connection with the execution of a related comprehensive pet coke management plan and the transfer by CRRM to CRNF of certain property related to the agreement. The parties also agreed to supplement the agreement in July 2008 in order to amend and restate the comprehensive pet coke management plan.
To the extent that one party’s property experiences environmental contamination due to the activities of the other party and the contamination is known at the time the agreement was entered into, the contaminating party is required to implement all government-mandated environmental activities relating to the contamination, or else indemnify the property-owning party for expenses incurred in connection with implementing such measures.
To the extent that liability arises from environmental contamination that is caused by CRRM but is also commingled with environmental contamination caused by CRNF, CRRM may elect in its sole discretion and at its own cost and expense to perform government-mandated environmental activities relating to such liability, subject to certain conditions and provided that CRRM will not waive any rights to indemnification or compensation otherwise provided for in the agreement.

The agreement also addresses situations in which a party’s responsibility to implement such government-mandated environmental activities as described above may be hindered by the property-owning party’s creation of capital improvements on the property. If a contaminating party bears such responsibility but the property-owning party desires to implement a planned and approved capital improvement project on its property, the parties must meet and attempt to develop a soil management plan together. If the parties are unable to agree on a soil management plan 30 days after receiving notice, the property-owning party may proceed with its own commercially reasonable soil management plan. The contaminating party is responsible for the costs of disposing of hazardous materials pursuant to such plan.
If the property-owning party needs to do work that is not a planned and approved capital improvement project but is necessary to protect the environment, health, or the integrity of the property, other procedures will be implemented. If the contaminating party still bears responsibility to implement government-mandated environmental activities relating to the property and the property-owning party discovers contamination caused by the other party during work on the capital improvement project, the property-owning party will give the contaminating party prompt notice after discovery of the contamination and will allow the contaminating party to inspect the property. If the contaminating party accepts responsibility for the contamination, it may proceed with government-mandated environmental activities relating to the contamination and it will be responsible for the costs of disposing of hazardous materials relating to the contamination. If the contaminating party does not accept responsibility for such contamination or fails to diligently proceed with government-mandated environmental activities related to the contamination, then the contaminating party must indemnify and reimburse the property-owning party upon the property-owning party’s demand for costs and expenses incurred by the property-owning party in proceeding with such government-mandated environmental activities.
Either party is entitled to assign its rights and obligations under the agreement to an affiliate of the assigning party, to a party’s lenders for collateral security purposes or to an entity that acquires all or substantially all of the equity or assets of the assigning party related to the Coffeyville refinery or fertilizer plant, as applicable, in each case subject to applicable consent requirements. The agreement has a term of at least 20 years or for so long as the feedstock and shared services agreement is in force, whichever is longer. The agreement also contains a provision that prohibits recovery of lost profits or revenue, or special, incidental, exemplary, punitive or consequential damages, from either party or certain of its affiliates.
If one party causes such contamination or release on the other party’s property, the latter party must notify the contaminating party, and the contaminating party must take steps to implement all government-mandated environmental activities relating to the contamination or else indemnify the property-owning party for the costs associated with doing such work.
The agreement also grants each party reasonable access to the other party’s property for the purpose of carrying out obligations under the agreement. However, both parties must keep certain information relating to the environmental conditions on the properties confidential. Furthermore, both parties are prohibited from investigating soil or groundwater conditions, except as required for government-mandated environmental activities, in responding to an accidental or sudden contamination of certain hazardous materials, or in connection with implementation of CRNF’s comprehensive pet coke management plan.
A comprehensive pet coke management plan that was subsequently entered into pursuant to the agreement establishes procedures for the management of pet coke and the identification of significant pet coke-related contamination. Also, the parties agreed to indemnify and defend one another and each other’s affiliates against liabilities arising under the pet coke management plan or relating to a failure to comply with or implement the pet coke management plan.
Omnibus Agreement
CVR Energy entered into an omnibus agreement with CVR Partners and its general partner. Under the omnibus agreement, CVR Partners has agreed that CVR Energy will have a preferential right to acquire any assets or group of assets that do not constitute assets used in a fertilizer restricted business. In determining whether to exercise any preferential right under the omnibus agreement, CVR Energy will be permitted to act in its sole discretion, without any fiduciary obligation to CVR Partners or its unitholders whatsoever. These obligations will continue so long as CVR Energy owns at least 50% of CVR Partners’ general partner.

CVR Partners Services Agreement
CVR Energy entered into a services agreement with CVR Partners and its general partner. Under this agreement, CVR Partners and its general partner obtain certain management and other services from CVR Energy pursuant to a services agreement between CVR Partners, CVR GP and CVR Energy. CVR Partners' general partner has engaged CVR Energy to provide it with certain services, including the following, among others:

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services by its employees in capacities equivalent to the capacities of corporate executive officers, except that those who serve in such capacities under the agreement will serve CVR Partners on a shared, part-time basis only, unless CVR Energy and CVR Partners agree otherwise;

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administrative and professional services, including legal, accounting, SEC and securities exchange reporting, human resources, information technology, communications, insurance, tax, credit, finance, government and regulatory affairs;

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recommendations on capital raising activities to the board of directors of the general partner of CVR Partners, including the issuance of debt or equity interests, the entry into credit facilities and other capital market transactions;

•	managing or overseeing litigation and administrative or regulatory proceedings, establishing appropriate insurance policies for CVR Partners and providing safety and environmental advice;

•	recommending the payment of distributions; and

•	managing or providing advice for other projects, including acquisitions, as may be agreed by CVR Energy and the general partner of CVR Partners from time to time.
As payment for services provided under the agreement, CVR Partners, its general partner and their subsidiaries must pay CVR Energy (i) all costs incurred by CVR Energy or its affiliates in connection with the employment of its employees who provide CVR Partners services under the agreement on a full-time basis, but excluding certain share-based compensation; (ii) a prorated share of costs incurred by CVR Energy or its affiliates in connection with the employment of its employees who provide CVR Partners services under the agreement on a part-time basis, but excluding certain share-based compensation, and such prorated share shall be determined by CVR Energy on a commercially reasonable basis, based on the percentage of total working time that such shared personnel are engaged in performing services for CVR Partners; (iii) a prorated share of certain administrative costs, including office costs, services by outside vendors, other sales, general and administrative costs and depreciation and amortization; and (iv) various other administrative costs in accordance with the terms of the agreement, including travel, insurance, legal and audit services, government and public relations and bank charges. CVR Partners must pay CVR Energy within 15 days for invoices CVR Energy submits under the agreement.
CVR Partners and its general partner are not required to pay any compensation, salaries, bonuses or benefits to any of CVR Energy's employees who provide services to CVR Partners or its general partner on a full-time or part-time basis; CVR Energy will continue to pay their compensation. However, personnel performing the actual day-to-day business and operations at the Coffeyville Facility or East Dubuque Facility level will be employed directly by CVR Partners' operating subsidiaries and those subsidiaries will bear all personnel costs for these employees. CVR Partners pays its allocated portion of performance units and incentive units issued by CVR Energy to those personnel providing services to CVR Partners via the services agreement. CVR Partners is not responsible for payment of the allocated share-based compensation for certain plans.
Either CVR Energy or CVR Partners’ general partner may temporarily or permanently exclude any particular service from the scope of the agreement upon 180 days’ notice. CVR Energy also has the right to delegate the performance of some or all of the services to be provided pursuant to the agreement to one of its affiliates or any other person or entity, though such delegation does not relieve CVR Energy from its obligations under the agreement. Either CVR Energy or CVR Partners’ general partner may terminate the agreement upon at least 180 days’ notice, but not more than one year’s notice. Furthermore, CVR Partners’ general partner may terminate the agreement immediately if CVR Energy becomes bankrupt, dissolves or commences liquidation or winding-up procedures.
In order to facilitate the carrying out of services under the agreement, CVR Energy and CVR Partners have granted one another certain royalty-free, non-exclusive and non-transferable rights to use one another’s intellectual property under certain circumstances.
For the year ended December 31, 2017, the total amount paid or payable to CVR Energy pursuant to the CVR Partners services agreement was approximately $16.0 million.

CVR Refining Services Agreement
CVR Energy entered into a services agreement with CVR Refining and its general partner. Under this agreement, CVR Refining and its general partner obtain certain management and other services from CVR Energy. CVR Energy provides CVR Refining and its general partner with the following services under the agreement, among others:

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services from CVR Energy’s employees in capacities equivalent to the capacities of corporate executive officers, except that those who serve in such capacities under the agreement will serve CVR Refining on a shared, part-time basis only, unless CVR Refining and CVR Energy agree otherwise;

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administrative and professional services, including legal, accounting, SEC and securities exchange reporting, human resources, information technology, insurance, tax, credit, finance, government and regulatory affairs;

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recommendations on capital raising activities to the board of directors of CVR Refining’s general partner, including the issuance of debt or equity interests, the entry into credit facilities and other capital market transactions;

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managing or overseeing litigation and administrative or regulatory proceedings, establishing appropriate insurance policies for CVR Refining and providing CVR Refining with safety and environmental advice;

•	recommending the payment of distributions; and

•	managing or providing advice for other projects, including acquisitions, as may be agreed by CVR Energy and CVR Refining’s general partner from time to time.
As payment for services provided under the agreement, CVR Refining, its general partner and their subsidiaries must pay CVR Energy (i) all costs incurred by CVR Energy or its affiliates in connection with the employment of its employees who provide services under the agreement on a full-time basis, but excluding certain share-based compensation; (ii) a prorated share of costs incurred by CVR Energy or its affiliates in connection with the employment of its employees who provide services under the agreement on a part-time basis, but excluding certain share-based compensation, and such prorated share shall be determined by CVR Energy on a commercially reasonable basis, based on the percent of total working time that such shared personnel are engaged in performing services; (iii) a prorated share of certain administrative costs, including office costs, services by outside vendors, other sales, general and administrative costs and depreciation and amortization; and (iv) various other administrative costs in accordance with the terms of the agreement, including travel, insurance, legal and audit services, government and public relations and bank charges.
CVR Refining and its general partner are not required to pay any compensation, salaries, bonuses or benefits to any of CVR Energy’s employees who provide services to CVR Refining and its general partner on a full-time or part-time basis; CVR Energy continues to pay their compensation. However, personnel performing the actual day-to-day business and operations at the petroleum refinery or operating level are employed directly by CVR Refining and its subsidiaries, and those subsidiaries bear all personnel costs for these employees.
Either CVR Energy or CVR Refining’s general partner is allowed to temporarily or permanently exclude any particular service from the scope of the agreement upon 180 days’ notice. CVR Energy also has the right to delegate the performance of some or all of the services to be provided pursuant to the agreement to one of its affiliates or any other person or entity, though such delegation does not relieve CVR Energy from its obligations under the agreement. Either CVR Energy or our general partner may terminate the agreement upon at least 180 days’ notice, but not more than one year’s notice. Furthermore, CVR Refining’s general partner may terminate the agreement immediately if CVR Energy becomes bankrupt, dissolves or commences liquidation or winding-up procedures.
In order to facilitate the carrying out of services under the agreement, CVR Energy and CVR Refining have granted one another certain royalty-free, non-exclusive and non-transferable rights to use one another’s intellectual property under certain circumstances.
For the year ended December 31, 2017, the total amount paid or payable to CVR Energy pursuant to the CVR Refining services agreement was approximately $61.8 million.

GP Services Agreement
CVR Energy is party to a GP Services Agreement with CVR GP, LLC and CVR Partners. This agreement allows CVR Energy to engage CVR GP, LLC, in its capacity as CVR Partners’ general partner, to provide CVR Energy with (i) business development and related services and (ii) advice or recommendations for such other projects as may be agreed between CVR Energy and CVR Partners’ general partner from time to time. As payment for certain specific services provided under the agreement, CVR Energy must pay a prorated share of costs incurred by CVR Partners or CVR Partners’ general partner in connection with the employment of their respective employees who provide CVR Energy services on a part-time basis, as determined by CVR Partners’ general partner on a commercially reasonable basis based on the percentage of total working time that such shared personnel are engaged in performing services for CVR Energy. CVR Energy is not required to directly pay any compensation, salaries, bonuses or benefits to any of CVR Partners’ or its general partner’s employees who provide services to CVR Energy on a full-time or part-time basis; CVR Partners will continue to pay their compensation.
Either CVR Energy or CVR Partners’ general partner may temporarily or permanently exclude any particular service from the scope of the agreement upon 180 days’ notice. CVR Partners’ general partner also has the right to delegate the performance of some or all of the services to be provided pursuant to the agreement to one of its affiliates or any other person or entity, though such delegation does not relieve CVR Partners’ general partner from its obligations under the agreement. Either CVR Energy or CVR Partners’ general partner may terminate the agreement upon at least 180 days’ notice, but not more than one year’s notice. Furthermore, CVR Energy may terminate the agreement immediately if CVR Partners or its general partner becomes bankrupt or dissolve and commence liquidation or winding-up procedures.
CVR Partners Trademark License Agreement
CVR Partners is party to a trademark license agreement with CVR Energy pursuant to which CVR Energy has granted CVR Partners a non-exclusive, non-transferrable license (without its prior written consent) to use the Coffeyville Resources word mark and the CVR Partners and Coffeyville Resources logos in connection with CVR Partners’ business. CVR Partners agreed to use the marks only in the form and manner and with appropriate legends as prescribed from time to time by CVR Energy, and CVR Energy agreed that the nature and quality of the business that uses the marks will conform to standards currently applied by CVR Partners. Either party can terminate the license with 60 days’ prior notice.
CVR Refining Trademark License Agreement
CVR Refining is party to a trademark license agreement with CVR Energy pursuant to which CVR Energy granted to CVR Refining a non-exclusive and non-transferrable (without its prior written consent) license to use the Coffeyville Resources and CVR Refining trademarks in connection with CVR Refining’s business. CVR Refining agreed to use the marks only in the form and manner and with appropriate legends as prescribed from time to time by CVR Energy, and CVR Energy agreed that the nature and quality of the business that uses the marks will conform to standards currently applied by CVR Refining. Either party can terminate the license with 60 days’ prior notice.
CVR Partners Amended and Restated Registration Rights Agreement
CVR Partners entered into an amended and restated registration rights agreement with CRLLC, pursuant to which CVR Partners may be required to register the sale of CVR Partners common units CRLLC holds. Under the amended and restated registration rights agreement, CRLLC has the right to request that CVR Partners register the sale of common units held by CRLLC on six occasions, including requiring CVR Partners to make available shelf registration statements permitting sales of common units into the market from time to time over an extended period. In addition, CRLLC and its permitted transferees have the ability to exercise certain piggyback registration rights with respect to their securities if CVR Partners elects to register any of its equity interests. The registration rights agreement also includes provisions dealing with holdback agreements, indemnification and contribution, and allocation of expenses. All CVR Partners common units held by CRLLC and any permitted transferee will be entitled to these registration rights, except that the demand registration rights may only be transferred in whole and not in part.
In connection with the East Dubuque merger, CVR Partners entered into a registration rights agreement with CRLLC and affiliates of Rentech, Inc. (“Rentech”) in August 2015, pursuant to which CVR Partners may be required to register the sale of certain of its common units held by affiliates of GSO Capital Partners LP, as a permitted transferee of Rentech. Under the registration rights agreement, Rentech (and its permitted transferee) has the right to request that CVR Partners register the sale of common units held by Rentech (and its permitted transferee) on its behalf on four occasions, including requiring CVR Partners to make available shelf registration statements permitting sales of common units into the market from time to time over an extended period. In addition, Rentech and its permitted transferees have the ability to exercise certain piggyback registration rights with respect to their securities if CVR Partners elects to register any of its equity interests. The registration rights agreement also includes provisions dealing with holdback agreements, indemnification and contribution, and allocation of expenses. All of CVR Partners' common units held by Rentech and any permitted transferee will be entitled to these registration rights.
As of December 31, 2017, public security holders held approximately 66% of CVR Partners’ common units, and CRLLC held approximately 34% of CVR Partners’ common units.
CVR Refining Registration Rights Agreement
In connection with CVR Refining’s initial public offering, on January 23, 2013, CVR Refining entered into a registration rights agreement with affiliates of IEP, CVR Refining Holdings, LLC (“CVR Refining Holdings”), a subsidiary of CRLLC, and CVR Refining Holdings Sub, LLC, a wholly-owned subsidiary of CVR Refining Holdings, pursuant to which CVR Refining may be required to register the sale of the common units held by affiliates of IEP, CVR Refining Holdings and CVR Refining Holdings Sub, LLC. Under the registration rights agreement, affiliates of IEP, CVR Refining Holdings and CVR Refining Holdings Sub, LLC have the right to request that CVR Refining register the sale of common units held by them on their behalf on six occasions, including requiring CVR Refining to make available shelf registration statements permitting sales of common units into the market from time to time over an extended period, and may require CVR Refining to undertake a public or private offering and use the proceeds (net of underwriting or placement agency discounts, fees and commissions, as applicable) to redeem an equal number of common units from them. In addition, affiliates of IEP, CVR Refining Holdings and CVR Refining Holdings Sub, LLC and their permitted transferees have the ability to exercise certain piggyback registration rights with respect to their securities if CVR Refining elects to register any of its equity interests. The registration rights agreement also includes provisions dealing with holdback agreements, indemnification and contribution, and allocation of expenses. All CVR Refining common units held by affiliates of IEP, CVR Refining Holdings and CVR Refining Holdings Sub, LLC and any permitted transferee are entitled to these registration rights.
As of December 31, 2017, public security holders held approximately 34% of CVR Refining’s common units (including units owned by affiliates of IEP representing 3.9% of CVR Refining’s common units) and CVR Refining Holdings held approximately 66% of CVR Refining’s common units.
Contribution Agreement
On December 31, 2012, CVR Refining entered into a Contribution Agreement with CVR Refining Holdings and certain of its affiliates pursuant to which CVR Refining Holdings contributed its membership interest in CVR Refining, LLC to CVR Refining. In addition, CVR Refining Holdings contributed a 0.01% limited partner interest in CVR Refining to its wholly-owned subsidiary, CVR Refining Holdings Sub, LLC.
Reorganization Agreement
In connection with CVR Refining’s initial public offering, on January 16, 2013, CVR Refining entered into a Reorganization Agreement, whereby CVR Refining Holdings agreed, if necessary, to contribute to CVR Refining an amount of cash such that CVR Refining would have approximately $340.0 million of cash on hand at the closing of the initial public offering, excluding cash used to repurchase the Second Lien Notes issued by CRLLC and Coffeyville Finance. If such amount of cash on hand at the closing of CVR Refining’s initial public offering were to exceed $340.0 million, CVR Refining agreed to distribute the excess to CVR Refining Holdings. In addition, pursuant to the Reorganization Agreement, CVR Refining agreed to (i) issue 119,988,000 common units to CVR Refining Holdings and 12,000 common units to CVR Refining Holdings Sub, LLC, (ii) issue any common units not purchased by the underwriters in the initial public offering pursuant to their option to purchase additional common units, and distribute the net proceeds (after deducting discounts and commissions) from the exercise of such option, if any, to CVR Refining Holdings and (iii) undertake an offering of common units in the future upon request by CVR Refining Holdings and use the proceeds thereof (net of underwriting discounts and commissions) to redeem an equal number of common units from CVR Refining Holdings as a distribution to reimburse CVR Refining Holdings for certain capital expenditures incurred with respect to the assets contributed to CVR Refining.

Intercompany Credit Facility - CVR Refining
On January 23, 2013, CRLLC, as lender, entered into a $150.0 million senior unsecured revolving credit facility with CVR Refining, to be used to fund CVR Refining’s growth capital expenditures, which was subsequently expanded to $250.0 million on October 29, 2014. The intercompany credit facility is for a term of six years and bears interest at a rate of LIBOR plus 3% per annum. In conjunction with the Amended and Restated ABL credit facility extension in 2017, CVR Refining reviewed the needs of the intercompany credit facility and decided to lower the borrowing capacity back to the original level of $150.0 million effective December 1, 2017.
The intercompany credit facility contains covenants that require CVR Refining to, among other things, notify CRLLC of the occurrence of any default or event of default and provide CRLLC with such information in respect of CVR Refining’s business and financial status as CRLLC may reasonably require, including, but not limited to, copies of CVR Refining’s unaudited quarterly financial statements and audited annual financial statements.
In addition, the intercompany credit facility contains customary events of default, including, among others, failure to pay any sum payable when due; the occurrence of a default of other indebtedness in excess of $25.0 million; and the occurrence of an event that results in either (i) CRLLC no longer directly or indirectly controlling CVR Refining’s general partner, or (ii) CRLLC and its affiliates no longer owning a majority of CVR Refining’s equity interests.
As of December 31, 2017, CVR Refining had no borrowings outstanding and availability of $150.0 million under the facility.
Intercompany Credit Facility - CVR Partners
On April 1, 2016, in connection with the closing of CVR Partners’ acquisition of East Dubuque via merger, CRLLC, as lender, entered into a $300.0 million senior unsecured term loan facility with CVR Partners. The proceeds of the facility were used by CVR Partners (i) to fund the repayment of amounts outstanding under East Dubuque’s revolving credit facility, (ii) to pay the cash consideration and to pay fees and expenses in connection with the mergers and related transactions and (iii) to repay all of the loans outstanding under CVR Partners’ term loan and revolving credit facility. The intercompany credit facility had a term of two years and bore an interest rate of 12.0% per annum. Interest was calculated on the basis of the actual number of days elapsed over a 360-day year and payable quarterly. CVR Partners could voluntarily prepay in whole or in part the borrowings under the facility without premium or penalty. In April 2016, CVR Partners borrowed $300.0 million under the facility. On June 10, 2016, CVR Partners paid off the $300.0 million outstanding under the facility, paid $7.0 million in interest and the facility was terminated.
Parent Affiliate Units
In March 2016, CVR Energy purchased 400,000 CVR Nitrogen, LP common units, representing approximately 1% of the outstanding CVR Nitrogen, LP limited partner interests. CVR Energy did not receive merger consideration for these designated CVR Nitrogen, LP common units. As a result of CVR Partners' acquisition of East Dubuque via merger, on April 1, 2016, the fair value of the 400,000 CVR Nitrogen, LP common units of $4.6 million was reclassified as an investment in consolidated subsidiary of CVR Energy. Subsequent to CVR Partners' acquisition of East Dubuque via merger, CVR Partners purchased the 400,000 CVR Nitrogen, LP common units from CVR Energy during the second quarter of 2016 for $5.0 million.
CVR Partners Limited Partnership Agreement
In connection with CVR Partners’ initial public offering, CVR GP, LLC and CRLLC entered into the second amended and restated agreement of limited partnership of CVR Partners. The following description of certain terms of the second amended and restated limited partnership agreement is qualified by reference to the terms of the actual partnership agreement, which has been filed with the SEC.
Description of Partnership Interests
The limited partnership agreement provides for two types of partnership interests: (1) common units representing limited partner interests and (2) a non-economic general partner interest, which is held by CVR GP, LLC, as CVR Partners’ general partner.

Common units. The common units represent limited partner interests in CVR Partners and entitle holders to participate in partnership distributions and allocations and exercise the rights and privileges provided to limited partners under CVR Partners’ partnership agreement.
General partner interest. The general partner interest, which is held solely by CVR Partners’ general partner, entitles the holder to manage the business and operations of CVR Partners, but does not entitle the holder to participate in distributions or allocations. CVR Partners’ general partner can be sold without the consent of any other partners.
Management of CVR Partners
CVR Partners’ general partner manages CVR Partners’ operations and activities as specified in CVR Partners’ partnership agreement. As of December 31, 2017, the board of directors of the general partner consisted of John J. Lipinski, Donna R. Ecton, Jonathan Frates, Andrew Langham, Frank M. Muller, Jr., Louis J. Pastor, Mark A. Pytosh and Peter K. Shea. Actions by the general partner that are made in its individual capacity will be made by CRLLC as the sole member of the general partner and not by its board of directors. The general partner is not elected by the unitholders and is not subject to re-election on a regular basis in the future. The officers of the general partner will manage the day-to-day affairs of CVR Partners’ business.
Cash Distributions by CVR Partners
CVR Partners will make cash distributions to holders of common units pursuant to CVR Partners’ general partner’s determination of the amount of available cash for the applicable quarter, which will then be distributed to holders of common units, pro rata; provided, however, that CVR Partners’ partnership agreement allows CVR Partners to issue an unlimited number of additional equity interests of equal or senior rank. CVR Partners’ partnership agreement permits CVR Partners to borrow to make distributions, but it is not required, and does not intend, to do so. CVR Partners does not have a legal obligation to pay distributions in any quarter, and the amount of distributions paid under CVR Partners’ cash distribution policy and the decision to make any distributions is determined by the board of directors of the general partner.
Voting Rights
CVR Partners’ partnership agreement provides that various matters require the approval of a “unit majority.” A unit majority requires the approval of a majority of the common units. In voting their units, CVR Partners’ general partner and its affiliates will have no fiduciary duty or obligation whatsoever to CVR Partners or the limited partners, including any duty to act in good faith or in the best interests of CVR Partners and its limited partners.
The following is a summary of the vote requirements specified for certain matters under CVR Partners’ partnership agreement:

•	Issuance of additional units: no approval right.

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Amendment of CVR Partners’ partnership agreement: certain amendments may be made by the general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority.

•	Merger of CVR Partners or the sale of all or substantially all of CVR Partners’ assets: unit majority in certain circumstances.

•	Dissolution of CVR Partners: unit majority.

•	Continuation of CVR Partners upon dissolution: unit majority.

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Withdrawal of the general partner: under most circumstances, a unit majority, excluding common units held by CVR Partners’ general partner and its affiliates, is required for the withdrawal of the general partner prior to March 31, 2021.

•	Removal of the general partner: not less than 66 2/3% of the outstanding units including units held by the general partner and its affiliates.

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Transfer of the general partner’s general partner interest: the general partner may transfer all, but not less than all, of its general partner interest in CVR Partners without a vote of any unitholders to an affiliate or to another person (other than an individual) in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the outstanding units, excluding units held by the general partner and its affiliates, voting as a class, is required in other circumstances for a transfer of the general partner interest to a third party prior to March 31, 2021.

•	Transfer of ownership interests in the general partner: no approval required at any time.

Call Right
If at any time the general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, the general partner will have the right, which it may assign in whole or in part to any of its affiliates or to CVR Partners, to acquire all, but not less than all, of the limited partner interests of the class held by unaffiliated persons, as of a record date to be selected by the general partner, on at least 10 but not more than 60 days’ notice. The purchase price in the event of such an acquisition will be the greater of (1) the highest price paid by the general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which the general partner first mails notice of its election to purchase those limited partner interests and (2) the average of the daily closing prices of the limited partner interests over the 20 trading days preceding the date three days before notice of exercise of the call right is first mailed.
Conflicts of Interest
The general partner will not be in breach of its obligations under CVR Partners partnership agreement or its duties to CVR Partners or its unitholders (including us) if the resolution of a conflict of interest is either (1) approved by the conflicts committee of the board of directors of the general partner, although the general partner is not obligated to seek such approval, (2) approved by the vote of a majority of the outstanding common units, excluding any common units owned by the general partner or any of its affiliates, although the general partner is not obligated to seek such approval, (3) on terms no less favorable to CVR Partners than those generally being provided to or available from unrelated third parties, or (4) fair and reasonable to CVR Partners, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to CVR Partners.
In addition to the provisions described above, CVR Partners’ partnership agreement contains provisions that restrict the remedies available to CVR Partners’ unitholders for actions that might otherwise constitute breaches of fiduciary duty. For example:

•
CVR Partners’ partnership agreement permits the general partner to make a number of decisions in its individual capacity, as opposed to its capacity as general partner, thereby entitling the general partner to consider only the interests and factors that it desires and imposes no duty or obligation on the general partner to give any consideration to any interest of, or factors affecting, CVR Partners, its affiliates, any limited partner or the common unitholders.

•
CVR Partners’ partnership agreement provides that the general partner shall not have any liability to CVR Partners or its unitholders for decisions made in its capacity as general partner so long as it acted in good faith, meaning it believed that the decision was in the best interests of CVR Partners.

•
CVR Partners’ partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of the general partner and not involving a vote of unitholders must be on terms no less favorable to CVR Partners than those generally being provided to or available from unrelated third parties or be “fair and reasonable” to CVR Partners, as determined by the general partner in good faith and that, in determining whether a transaction or resolution is “fair and reasonable,” the general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to CVR Partners.

•
CVR Partners’ partnership agreement provides that the general partner and its officers and directors will not be liable for monetary damages to CVR Partners or its limited partners for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the general partner or its officers or directors acted in bad faith or engaged in fraud or willful misconduct, or, in the case of a criminal matter, acted with knowledge that the conduct was criminal.

•
CVR Partners’ partnership agreement provides that in resolving conflicts of interest, it will be presumed that in making its decision, the general partner or its conflicts committee acted in good faith and in any proceeding brought by or on behalf of any limited partner or CVR Partners, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption.

CVR Partners’ partnership agreement contains various provisions modifying and restricting the fiduciary duties that might otherwise be owed by the general partner. CVR Partners has adopted these provisions to allow

CVR Partners’ general partner or its affiliates to engage in transactions with CVR Partners that would otherwise be prohibited by state law fiduciary standards and to take into account the interests of other parties in addition to CVR Partners’ interests when resolving conflicts of interest. Without such modifications, such transactions could result in violations of CVR Partners’ general partner’s state law fiduciary duty standards.

•
Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for CVR Partners in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present.

•
CVR Partners’ partnership agreement contains provisions that waive or consent to conduct by CVR Partners’ general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, CVR Partners’ partnership agreement provides that when the general partner is acting in its capacity as a general partner, as opposed to in its individual capacity, it must act in “good faith” and will not be subject to any other standard under applicable law. In addition, when the general partner is acting in its individual capacity, as opposed to in its capacity as a general partner, it may act without any fiduciary obligation to CVR Partners or the unitholders whatsoever. These contractual standards reduce the obligations to which CVR Partners’ general partner would otherwise be held.

•
CVR Partners’ partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of unitholders and that are not approved by the conflicts committee of the board of directors of CVR Partners’ general partner must be (1) on terms no less favorable to CVR Partners than those generally being provided to or available from unrelated third parties or (2) “fair and reasonable” to CVR Partners, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to CVR Partners).

•
If CVR Partners’ general partner does not seek approval from the conflicts committee of its board of directors or the common unitholders and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet point above, then it will be presumed that, in making its decision, the board of directors of the general partner, which may include board members affected by the conflict of interest, acted in good faith and in any proceeding brought by or on behalf of any limited partner or CVR Partners, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which CVR Partners’ general partner would otherwise be held.

•
Delaware law generally provides that a limited partner may institute legal action on behalf of CVR Partners to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its fiduciary duties or of our partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of it and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

•
In addition to the other more specific provisions limiting the obligations of CVR Partners’ general partner, CVR Partners’ partnership agreement further provides that CVR Partners’ general partner and its officers and directors will not be liable for monetary damages to CVR Partners or its limited partners for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that the general partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct, or, in the case of a criminal matter, acted with knowledge that such person’s conduct was unlawful.

CVR Partners’ partnership agreement provides that CVR Partners will reimburse its general partner for all direct or indirect expenses it incurs or payments that it makes on behalf of CVR Partners (including salary, bonus, incentive compensation and other amounts paid to any person who performs services for CVR Partners or for its general partner in connection with operating CVR Partners). For the year ended December 31, 2017, CVR Partners reimbursed its general partner approximately $3.3 million pursuant to its partnership agreement.

CVR Refining Limited Partnership Agreement
In connection with CVR Refining’s initial public offering, CVR Refining GP, LLC and CVR Refining Holdings, LLC entered into the first amended and restated agreement of limited partnership of CVR Refining. The following description of certain terms of the second amended and restated limited partnership agreement is qualified by reference to the terms of the actual partnership agreement, which has been filed with the SEC.
Description of Partnership Interests
The limited partnership agreement provides for two types of partnership interests: (1) common units representing limited partner interests and (2) a non-economic general partner interest, which is held by CVR Refining GP, LLC, as CVR Refining’s general partner.
Common units. The common units represent limited partner interests in CVR Refining and entitle holders to participate in partnership distributions and allocations and exercise the rights and privileges provided to limited partners under CVR Refining’s partnership agreement.
General partner interest. The general partner interest, which is held solely by CVR Refining’s general partner, entitles the holder to manage the business and operations of CVR Refining, but does not entitle the holder to participate in distributions or allocations. CVR Refining’s general partner can be sold without the consent of any other partners.
Management of CVR Refining
CVR Refining’s general partner manages CVR Refining’s operations and activities as specified in CVR Refining’s partnership agreement. As of December 31, 2017, the board of directors of the general partner consisted of Carl C. Icahn, SungHwan Cho, Jonathan Frates, Andrew Langham, John J. Lipinski, Louis J. Pastor, Kenneth Shea, Jon R. Whitney and Glenn R. Zander. Actions by the general partner that are made in its individual capacity will be made by CVR Refining Holdings as the sole member of the general partner and not by its board of directors. The general partner is not elected by the unitholders and is not subject to re-election on a regular basis in the future. The officers of the general partner will manage the day-to-day affairs of CVR Refining’s business.
Cash Distributions by CVR Refining
CVR Refining intends to make cash distributions to holders of common units pursuant to CVR Refining’s general partner’s determination of the amount of available cash for the applicable quarter, which will then be distributed to holders of common units, pro rata; provided, however, that CVR Refining’s partnership agreement allows CVR Refining to issue an unlimited number of additional equity interests of equal or senior rank. CVR Refining’s partnership agreement permits CVR Refining to borrow to make distributions, but it is not required, and does not intend, to do so. CVR Refining does not have a legal obligation to pay distributions in any quarter, and the amount of distributions paid under CVR Refining’s cash distribution policy and the decision to make any distributions is determined by the board of directors of the general partner.
Voting Rights
CVR Refining’s partnership agreement provides that various matters require the approval of a “unit majority.” A unit majority requires the approval of a majority of the common units. In voting their units, CVR Refining’s general partner and its affiliates will have no fiduciary duty or obligation whatsoever to CVR Refining or the limited partners, including any duty to act in good faith or in the best interests of CVR Refining and its limited partners.
The following is a summary of the vote requirements specified for certain matters under CVR Refining’s partnership agreement:

•	Issuance of additional units: no approval right.

•
Amendment of CVR Refining’s partnership agreement: certain amendments may be made by the general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority.

•	Merger of CVR Refining or the sale of all or substantially all of CVR Refining’s assets: unit majority in certain circumstances.

•	Dissolution of CVR Refining: unit majority.

•	Continuation of CVR Refining upon dissolution: unit majority.

•
Withdrawal of the general partner: under most circumstances, a unit majority, excluding common units held by CVR Refining’s general partner and its affiliates, is required for the withdrawal of the general partner prior to December 31, 2022.

•	Removal of the general partner: not less than 66 2/3% of the outstanding units including units held by the general partner and its affiliates.

•
Transfer of the general partner’s general partner interest: the general partner may transfer all, but not less than all, of its general partner interest in CVR Refining without a vote of any unitholders to an affiliate or to another person (other than an individual) in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person.

•	Transfer of ownership interests in the general partner: no approval required at any time.

Call Right
If at any time CVR Refining’s general partner and its affiliates own more than 80% of the common units, it will have the right, which it may assign to any of its affiliates or to CVR Refining, but not the obligation, to acquire all, but not less than all, of the common units held by public unitholders as of a record date to be selected by the general partner, on at least 10 but not more than 60 days’ notice. The purchase price will be equal to the greater of (1) the average of the daily closing price of the common units over the 20 trading days preceding the date three days before notice of exercise of the call right is first mailed; and (2) the highest per-unit price paid by the general partner or any of its affiliates for common units during the 90-day period preceding the date such notice is first mailed, as calculated pursuant to the terms of CVR Refining’s partnership agreement.
Conflicts of Interest
The general partner will not be in breach of its obligations under CVR Refining’s partnership agreement or its duties to CVR Refining or its unitholders (including us) if the resolution of a conflict of interest is either (1) approved by the conflicts committee of the board of directors of the general partner, although the general partner is not obligated to seek such approval, or (2) approved by the vote of a majority of the outstanding common units, excluding any common units owned by the general partner or any of its affiliates, although the general partner is not obligated to seek such approval.
In addition to the provisions described above, CVR Refining’s partnership agreement contains provisions that restrict the remedies available to CVR Refining’s unitholders for actions that might otherwise constitute breaches of fiduciary duty. For example:

•
CVR Refining’s partnership agreement permits the general partner to make a number of decisions in its individual capacity, as opposed to its capacity as general partner, thereby entitling the general partner to consider only the interests and factors that it desires and imposes no duty or obligation on the general partner to give any consideration to any interest of, or factors affecting, CVR Refining, its affiliates, any limited partner or the common unitholders.

•
CVR Refining’s partnership agreement provides that the general partner shall not have any liability to CVR Refining or its unitholders for decisions made in its capacity as general partner so long as it acted in good faith, meaning it believed that the decision was in the best interests of CVR Refining.

•
CVR Refining’s partnership agreement provides that the general partner and its officers and directors will not be liable for monetary damages to CVR Refining or its limited partners for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the general partner or its officers or directors acted in bad faith or engaged in fraud or willful misconduct, or, in the case of a criminal matter, acted with knowledge that the conduct was criminal.

•
CVR Refining’s partnership agreement provides that in resolving conflicts of interest, if any resolution, course of action or transaction receives approval from the conflicts committee or receives approval of a majority of the common units (excluding common units owned by the general partner and its affiliates), then such resolution, course of action or transaction shall be conclusively deemed to be approved by CVR Refining, all the partners, each person who acquires an interest in CVR Refining and each other person who is bound by the partnership agreement, and shall not constitute a breach of any fiduciary or other duty or obligation.

CVR Refining’s partnership agreement contains various provisions modifying and restricting the fiduciary duties that might otherwise be owed by the general partner. CVR Refining has adopted these provisions to allow CVR Refining’s general partner or its affiliates to engage in transactions with CVR Refining that would otherwise be prohibited by state law fiduciary standards and to take into account the interests of other parties in addition to CVR Refining’s interests when resolving conflicts of interest. Without such modifications, such transactions could result in violations of CVR Refining’s general partner’s state law fiduciary duty standards.

•
Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for CVR Refining in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present.

•
CVR Refining’s partnership agreement contains provisions that waive or consent to conduct by CVR Refining’s general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, CVR Refining’s partnership agreement provides that when the general partner is acting in its capacity as a general partner, as opposed to in its individual capacity, it must act in “good faith” and will not be subject to any other standard under applicable law. In addition, when the general partner is acting in its individual capacity, as opposed to in its capacity as a general partner, it may act without any fiduciary obligation to CVR Refining or the unitholders whatsoever. These contractual standards reduce the obligations to which CVR Refining’s general partner would otherwise be held.

•
CVR Refining’s partnership agreement provides that in resolving conflicts of interest, if any resolution, course of action or transaction receives approval from the conflicts committee or receives approval of a majority of the common units (excluding common units owned by the general partner and its affiliates), then such resolution, course of action or transaction shall be conclusively deemed to be approved by CVR Refining, all the partners, each person who acquires an interest in CVR Refining and each other person who is bound by the partnership agreement, and shall not constitute a breach of any fiduciary or other duty or obligation.

•
Delaware law generally provides that a limited partner may institute legal action on behalf of CVR Refining to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its fiduciary duties or of our partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of it and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

CVR Refining’s partnership agreement provides that CVR Refining will reimburse its general partner for all direct or indirect expenses it incurs or payments that it makes on behalf of CVR Refining (including salary, bonus, incentive compensation and other amounts paid to any person who performs services for CVR Refining or for its general partner in connection with operating CVR Refining). For the year ended December 31, 2017, CVR Refining’s general partner incurred approximately $9.7 million pursuant to its partnership agreement.
Related Party Transaction Policy
Our Board has adopted a Related Party Transaction Policy, which is designed to monitor and ensure the proper review, approval, ratification and disclosure of related party transactions involving us. This policy applies to any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeds $120,000 and in which any related party had, has or will have a direct or indirect material interest. The audit committee of our Board must review, approve and ratify a related party transaction if such transaction is consistent with the Related Party Transaction Policy and is on terms, taken as a whole, which the audit committee believes are no less favorable to us than could be obtained in an arm’s-length transaction with an unrelated third party, unless the audit committee otherwise determines that the transaction is not in our best interests. Any related party transaction or modification of such transaction that our Board has approved or ratified by the affirmative vote of a majority of directors who do not have a direct or indirect material interest in such transaction does not need to be approved or ratified by our audit committee. In addition, related party transactions involving compensation will be approved by our compensation committee in lieu of our audit committee.

In addition, the charter for the audit committee of our Board provides that the audit committee will review, approve and ratify transactions in which a potential conflict of interest exists or arises between the Company or any of its subsidiaries (including the general partner of CVR Partners or CVR Refining acting on its own behalf and not on behalf of CVR Partners or CVR Refining), on the one hand, and CVR Partners or CVR Refining or any of their respective subsidiaries, on the other hand.

AUDIT COMMITTEE REPORT
As of December 31, 2017, the audit committee consisted of the following members of the Board: Messrs. Stephen Mongillo (chairman), Bob G. Alexander and James M. Strock. Our Board determined that Mr. Mongillo qualified as an “audit committee financial expert” and that each member of the audit committee, including Mr. Mongillo, was “financially literate” under the requirements of the NYSE. Our Board also determined that all three members of the audit committee were independent under current NYSE independence requirements and SEC rules. The audit committee operates under a written charter adopted by our Board. A copy of this charter is available at www.cvrenergy.com and is available in print to any stockholder who requests it by writing to CVR Energy, Inc., at 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479, Attention: Executive Vice President, General Counsel and Secretary.
Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles and the establishment and effectiveness of internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, Grant Thornton LLP (“Grant Thornton”), is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States); expressing an opinion, based on their audit, as to whether the financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles; and auditing the effectiveness of internal control over financial reporting of the Company. The audit committee’s responsibility is to monitor and oversee these processes. However, none of the members of the audit committee is professionally engaged in the practice of accounting or auditing nor are any of the members of the audit committee experts in those fields. The audit committee relies without independent verification on the information provided to it and on the representations made by management and the independent auditors.
The audit committee of the Board met seven times during 2017. The audit committee meetings were designed, among other things, to facilitate and encourage communication among the audit committee, management, the internal auditors and Grant Thornton. The audit committee discussed with the Company’s internal auditors and Grant Thornton the overall scope and plans for their respective audits. The audit committee met with Grant Thornton to discuss the results of its examination and evaluation of the Company’s internal controls.
The audit committee reviewed and discussed the audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and matters related to Section 404 of the Sarbanes-Oxley Act of 2002 with management and Grant Thornton. The audit committee also discussed with Grant Thornton matters required to be discussed with audit committees under generally accepted auditing standards in the United States of America, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by Auditing Standard No. 16 (codified as Auditing Standard No. 1301) "Communication with Audit Committees", as amended, supplemented or superseded, as adopted by the Public Company Accounting Oversight Board. Grant Thornton gave us its opinion, and management represented, that the Company prepared its consolidated financial statements in accordance with generally accepted accounting principles.
The audit committee has received the written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board Rule 3526 regarding the independent auditor’s communications with the audit committee concerning independence and has discussed with the independent auditor the independent auditor’s independence.
When determining Grant Thornton’s independence, the committee considered whether its provision of services to the Company beyond those rendered in connection with its audit of the Company’s consolidated financial statements and reviews of the Company’s consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q was compatible with maintaining its independence. The audit committee also reviewed, among other things, the audit and non-audit services performed by and the amount of fees paid for such services to, Grant Thornton.

Based on the foregoing review, discussions, and other matters the Audit Committee deemed relevant and appropriate, the committee recommended to the Board that the audited financial statements of the Company be included in its Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the SEC. The audit committee also approved the engagement of Grant Thornton as the Company’s independent auditors for 2018.
The audit committee has been advised by Grant Thornton that neither it nor any of its members has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.
This report is respectfully submitted by the audit committee.
Audit Committee
Stephen Mongillo, Chairman
Bob G. Alexander
James M. Strock

FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Grant Thornton has served as the Company’s independent public registered accounting firm since August of 2013. The following table presents fees billed by Grant Thornton to the Company and its subsidiaries for professional services and other services in the following categories and amounts for the fiscal years ended December 31, 2017 and 2016:

Type of Fees	2017	2016
Audit Fees (1)	$1,898,400	$2,913,100
Audit-Related Fees (2)	34,400	43,000
Tax Fees	—	—
All Other Fees	—	—
Total Fees Billed	$1,932,800	$2,956,100

(1)
Audit Fees consist of fees for the audit of the Company’s consolidated annual financial statements filed with the SEC, quarterly reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q, attestation of management’s assessment of internal control as required by Section 404 of the Sarbanes-Oxley Act, consents and consultations on financial accounting and reporting standards arising during the course of audits, reviews and filings. In addition, these amounts include fees for the annual audit and quarterly reviews of the Company’s affiliates, CVR Refining and CVR Partners.

(2)	Audit-Related Fees consist of fees for agreed upon procedures performed for statutory reporting and benefit plan audits.
The audit committee has considered whether the non-audit services provided by Grant Thornton were compatible with maintaining Grant Thornton’s independence and has determined that the nature and substance of the limited non-audit services did not impair the status of Grant Thornton as the Company’s independent registered public accounting firm during the firm's appointment as the Company’s independent auditor.
Audit Committee’s Pre-Approval Policies and Procedures
All of the services performed by the independent auditor in 2017 were pre-approved in accordance with the pre-approval policy and procedures adopted by the audit committee. Our audit committee charter, among other things, requires the audit committee to approve in advance all audit and permitted non-audit services provided by our independent registered public accounting firm and also requires the audit committee to establish periodically and to approve in advance the fee levels for all services performed by the independent auditor. The audit committee has also authorized any audit committee member to pre-approve audit, audit-related, tax and other non-audit services up to $100,000, provided that the committee member shall timely report to the full committee each specific service pre-approved by them with copies of all supporting documentation.

STOCKHOLDER PROPOSALS
You may submit proposals for consideration at future annual meetings. For a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting for 2019, in general, the Secretary must receive the written proposal at the address below no later than December 28, 2018. Such proposals must meet the requirements set forth in our by-laws. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.
For a stockholder proposal that is intended to be presented at an annual meeting but not presented to us for inclusion in our proxy statement under Rule 14a-8, in general, the stockholder must give notice to the Secretary no earlier than February 13, 2019 and no later than March 15, 2019 and meet the requirements set forth in our by-laws. However, if the date of our annual meeting for 2019 is held more than 30 days before or after June 13, 2019, then the stockholder’s notice, in order to be considered timely, must be received by the Secretary not later than the later of the close of business on the 90th day prior to such annual meeting or the tenth day following the day on which notice of the date of the 2019 annual meeting was mailed or public disclosure of such date was made.
Stockholders can suggest director candidates for consideration by writing to the attention of the General Counsel at the address below. Stockholders should provide the candidate’s name, biographical data, qualifications and the candidate’s written consent to being named as a nominee in our proxy statement and to serve as a director, if elected. Stockholders should also include the information that would be required to be disclosed in the solicitation of proxies for election of directors under the federal securities laws. The Board may require any nominee to furnish any other information, within reason, that may be needed to determine the eligibility of the candidate. See “Corporate Governance - Identifying and Evaluating Nominees for Directors” above.
To nominate an individual for election at our annual meeting for 2019, the stockholder must give timely notice to the Secretary in accordance with our by-laws, which, in general, require that the notice be received by the Secretary no earlier than February 13, 2019 and no later than March 15, 2019, unless the date of the stockholder meeting is moved more than 30 days before or after June 13, 2019, then the nomination must be must be received by the Secretary not later than the later of the close of business on the 90th day prior to such annual meeting or the tenth day following the day on which notice of the date of the 2019 annual meeting was mailed or public disclosure of such date was made.
If the number of directors to be elected at the 2019 Annual Meeting will be increased and there is no public announcement naming the nominees for the additional directorships prior to March 5, 2019, a stockholder’s notice will be considered timely with respect to the nominees for the additional directorships if it is received by the Secretary not later than the close of business on the tenth day after the day on which such public announcement is first made.
Proponents must submit stockholder proposals and recommendations for nomination as a director in writing to the following address:
CVR Energy, Inc.
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
Attention: Executive Vice President, General Counsel and Secretary

The Executive Vice President, General Counsel and Secretary will forward the proposals and recommendations to the nominating and corporate governance committee for consideration.

We reserve the right to reject, rule out of order, or take other appropriate actions with respect to any proposal or nomination that does not comply with the procedures described above and other applicable requirements. In addition, a proxy may confer discretionary authority to vote on any matter at a meeting if we do not receive notice of the matter within the time frames described above.

INCORPORATION BY REFERENCE
To the extent that this Proxy Statement is incorporated by reference into any other filing by CVR Energy, Inc. under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this Proxy Statement entitled “Compensation Committee Report” and “Audit Committee Report” (to the extent permitted by the rules of the SEC) will not be deemed incorporated unless specifically provided otherwise in such filing. Information contained on or connected to our website is not incorporated by reference into this Proxy Statement and should not be considered part of this Proxy Statement or any other filing that we make with the SEC.

OTHER MATTERS
We do not know of any other matters that will be considered at the Annual Meeting. However, if any other proper business should come before the meeting, the persons named in the proxy card will have discretionary authority to vote according to their best judgment to the extent permitted by applicable law.
For the Board of Directors,

John R. Walter
Executive Vice President, General Counsel and Secretary
April 27, 2018

ANNUAL MEETING OF STOCKHOLDERS OF

CVR Energy, Inc.

June 13, 2018

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20730300000000000000 9 061318

THE BOARD OF DIRECTORS RECOMMENDS A VOTE 1, "FOR" THE ELECTION OF SEVEN DIRECTORS, 2, "FOR" THE RATIFICATION OF GRANT THORNTON AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018, AND 3, "FOR" APPROVAL OF A NON-BINDING, ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION ("SAY-ON-PAY").

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. To elect seven directors for terms of one year each, to serve until their successors have been duly elected and qualified.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

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To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. To ratify the selection of Grant Thornton LLP as the Company's independent registered public accounting firm for 2018.	☐	☐	☐
3. To approve, by a non-binding, advisory vote, our named executive officer compensation ("Say-on-Pay").	☐	☐	☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

CVR Energy, Inc.

June 13, 2018

PROXY VOTING INSTRUCTIONS

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote by phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone.

20730300000000000000 9 061318

THE BOARD OF DIRECTORS RECOMMENDS A VOTE 1, "FOR" THE ELECTION OF SEVEN DIRECTORS, 2, "FOR" THE RATIFICATION OF GRANT THORNTON AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018, AND 3, "FOR" APPROVAL OF A NON-BINDING, ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION ("SAY-ON-PAY").
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. To elect seven directors for terms of one year each, to serve until their successors have been duly elected and qualified.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

	FOR	AGAINST	ABSTAIN
2. To ratify the selection of Grant Thornton LLP as the Company's independent registered public accounting firm for 2018.	☐	☐	☐
3. To approve, by a non-binding, advisory vote, our named executive officer compensation ("Say-on-Pay").	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CVR ENERGY, INC.

CVR ENERGY, INC.

The undersigned hereby appoints David L. Lamp and John R. Walter and each or any of his attorneys and agents, with full power of substitution to vote as Proxy for the undersigned as herein stated at the Annual Meeting of Stockholders of CVR Energy, Inc. (the "Company") to be held at 2245 Texas Drive, Suite 300, Sugar Land, Texas 77479 on Wednesday, June 13, 2018 at 10:00 a.m. (Central Time), and at any adjournments or postponements thereof, according to the number of votes the undersigned would be entitled to vote if personally present, on the proposals set forth on the reverse hereof and in accordance with their discretion on any other matters that may properly come before the meeting or any adjournments or postponements thereof. The undersigned hereby acknowledges receipt of the Important Notice Regarding the Availability of Proxy Materials. **If this proxy is returned without direction being given, this proxy will be voted in accordance with the recommendations of the Board of Directors of the Company.**

(Continued and to be signed on the reverse side)

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